UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDED FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

VECAST INC.
 (Exact name of Registrant as specified in its charter)

Delaware	4841	98-0396819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2 N. Lake Avenue, Suite 870, Pasadena, CA 91101
 Telephone: 626-666-3909
Facsimile: 626-666-5882
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

American Incorporators Ltd.
1220 N. Market Street, Suite 808
Wilmington, DE 19801
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________

COPIES OF ALL COMMUNICATIONS TO:

Bernard & Yam, LLP
ATTN: Bin Zhou, Esq.
401 Broadway, Suite 1708
New York, NY 10013
Phone: 212-219-7783
Facsimile: 212-219-3604
_________________

Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement becomes effective.
_________________

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
			(1)
Common Stock, $.0001 par value	1,000,000	$6.60	$6,600,000	$470.58

TOTAL	1,000,000	$6.60	$6,600,000	$470.58

(1) Estimated solely for purposes of calculating the registration fee under Rule 457.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

Subject to completion, dated July 21,  2011

Vecast Inc.

1,000,000 shares of common stock

This prospectus relates to an offering of up to 1,000,000 shares of Common Stock (“Offered Shares”), par value $0.0001 per share of Vecast Inc. (“Company”), a Delaware corporation, that may be sold from time to time by Company.

Our Common Stock is not traded on any national securities exchange and is not quoted on any over-the-counter market.  The Offered Shares will be sold at a fixed price of $6.60 per share.  Information regarding the manner in which Company may offer and sell the Offered Shares under this prospectus is provided under “Plan of Distribution” in this prospectus.

We are offering the Offered Shares without an underwriter. This offering will be conducted on a best-efforts basis utilizing the efforts of two officers and directors, George Wu and Lily Kuo.  Potential investors will include, but are not limited to, family, business associates, friends and acquaintances.  There is no minimum purchase requirement. The intended methods of communication include, without limitation, telephone and personal contact. In our endeavors to sell this offering, we do not intend to use any mass advertising methods such as the Internet or print media. There can be no assurance that all, or any, of the shares will be sold. Funds from this offering will be placed in our corporate bank account.  Investors’ subscriptions will be deposited in the company's bank account under our name.  As a result, if we are sued for any reason and a judgment is rendered against us, investors' subscriptions could be seized in a garnishment proceeding and investors could lose their investment. Investors do not have the right to withdraw invested funds.  We will sell the shares in this offering through George Wu and Lily Kuo, both officers and directors.  They will receive no commission from the sale of any shares.  They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.

The offering shall terminate on the earlier of (i) 180 days after the effectiveness of the registration statement or (ii) when the offering is fully subscribed for.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE “RISK FACTORS” BEGINNING ON PAGE 9 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 21, 2011

FORWARD-LOOKING STATEMENTS

This prospectus and related prospectus supplements contains forward-looking statements within the meaning of federal securities law. Words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue," "predict," or other similar words, identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition, results of operations, cash flow and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in the "Risk Factors" section of this prospectus. If any of the events described in "Risk Factors" occur, they could have an adverse effect on our business, financial condition and results of operation, cash flow, and growth strategies. When considering forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information and does not contain all the information that may be important to you. You should carefully read this prospectus, any related prospectus supplement and the documents we have referred you to in "Where You Can Find More Information" on page 40 before making an investment in our common stock, including the “Risk Factors” section beginning on page 10. In this prospectus, references to "Company," "we," "us" and "our" refer to Vecast Inc. and our subsidiaries including Vecast (China) Co., Ltd. and Vecast Software Co., Ltd.

OUR COMPANY

Vecast Inc. was incorporated in Delaware on April 11, 2003.  On September 22, 2004, we completed the formation and registration procedure of a wholly owned subsidiary Vecast (China) Co., Ltd. (“VCC”) in Beijing, China. On November 1, 2004, we completed the formation and registration procedure of another wholly owned subsidiary Vecast Software Co., Ltd. (“VSC”) in Beijing, China. Through our wholly owned subsidiaries in China, we have been engaged in the business of developing and selling in China the equipment and software that allows Triple-Play service (telephone, cable television, and broadband internet) to be delivered via cable television networks.  Prior to 2010, Triple-Play service was restricted by the Chinese government.  In  2010, the Chinese government loosened the restrictions and nominated 12 pilot cities for the introduction of Triple-Play services on cable television networks.  The Chinese government also laid out a three to five year timetable for nationwide deployment.

We have been preparing for the deployment of Triple-Play service since 2003.  In our preparation, we have conducted research and development, established customer relationships, and cooperated with a number of cable television operators.  We believe our experience will give us an advantage in selling our products to cable television network operators in China.

Our principal office of business in China is located at 7th floor, Building H, BDA International Plaza, Beijing Economic & Technological Development District, Beijing, China 100176. Our US office is located at 2 N. Lake Avenue, Suite 870, Pasadena, CA 91101. Our U.S. telephone number is 626-666-3909 and facsimile number is 626-666-5882

Vecast Inc. and its wholly owned subsidiaries Vecast (China) Co., Ltd. and Vecast Software Co., Ltd. are hereinafter collectively referred to as “Company”, “we”, “our” or “us”.

THE OFFERING

This prospectus relates to the offering of 1,000,000 shares of Common Stock, par value $0.0001 per share of Vecast Inc., a Delaware corporation.

Common Stock outstanding prior to offering	35,916,400

Total shares of Common Stock offered by Company	1,000,000

Common Stock to be outstanding after the offering	36,916,400

Voting Rights	Each share of our common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Use of proceeds of sale
We estimate the proceeds that we will receive from this offering will be $ 6,600,000 if all the 1,000,000 shares of common stock are sold at $ 6.60 per share. The expenses of this offering are approximately $ 141,471 which is paid by us. We intend to (1) use approximately $ 2,260,485 to construct a new manufacturing facility; (2) use approximately $ 1,614,632 to purchase equipment; (3) use approximately $ 1,291,706 for inventory; (4) use approximately $ 516,682 to purchase furniture and fixtures; and (5) use approximately $ 775,023 to pay for marketing and management fees.

Risk Factors	See “Risk Factors” beginning on page 10 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our Common Stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the following summary of our consolidated statement of operations data for the fiscal years ended December 31, 2008 and 2009 and the nine months ended September 30, 2009 and 2010 and our consolidated balance sheet data as of December 31, 2008 and 2009 and September 30, 2010 from the consolidated financial statements of our wholly owned subsidiaries Vecast (China) Co., Ltd. and Vecast Software Co., Ltd. Our historical results are not necessarily indicative of the results that may be expected in the future.  The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statement of Operations Data	For the Years Ended December 31,		For the Nine Months Ended September 30,
	2009	2008	2010	2009
	(audited)	(audited)	(unaudited)	(unaudited)

Sales	$2,327,708	$1,835,428	$921,145	$1,906,588

Cost of sales	1,929,171	1,052,099	799,828	1,562,564

Gross profit	398,537	783,329	121,317	344,024

Operating expenses
Selling expenses	128,060	107,758	8,007	59,265
General and administrative expenses	611,588	1,154,028	391,546	453,699
Total operating expenses	739,648	1,261,786	399,553	512,964

Loss from operations	(341,111)	(478,457)	(278,236)	(168,940)

Other income (expenses)
Interest income, net	1,042	1,408	6,730	820
Non-operating income (expenses), net	208,129	(191,780)	(1,455)	208,350
Government subsidy	19,297	86,244	-	19,295
Total other income (expenses)	228,468	(104,128)	5,275	228,465

Loss before provision (benefit) for income taxes	(112,643)	(582,585)	(272,961)	59,525

Provision (benefit) for income taxes
Current year	(23,989)	(109,919)	-	30,606
Deferred	-	-	(11,706)	-
Total	(23,989)	(109,919)	(11,706)	30,606

Net income (loss)	(88,654)	(472,666)	(261,255)	28,919

Other comprehensive income (loss)
Foreign currency translation adjustment	(3,986)	16,223	56,218	2,844

Comprehensive loss	$(92,640)	$(456,443)	$(205,037)	$31,763

Earnings (loss) per share
Basic and diluted	(0.00)	(0.02)	(0.01)	0.00

Weighted average number of shares outstanding
Basic and diluted	29,753,277	29,469,313	33,520,796	29,698,305

Balance Sheets Data	December 31,	December 31,	September 30,
	2008	2009	2010
	(audited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$176,946	$229,898	$4,958,092
Restricted cash	780	3,714	2,293
Accounts receivable, net	376,830	539,872	330,108

Installment receivables, net	1,664,434	1,522,839	265,110

Inventory	277,203	304,591	597,191
Advance payments	-	73,350	1,090,179
Other receivables	51,910	51,259	217,604
Due from directors	91,288	51,641	54,174
Due from shareholders	70,718	185,294	90,343
Deferred tax assets	197,028	221,032	242,024
Total current assets	2,907,137	3,183,490	7,847,118

Property, plant and equipment, net	728,103	538,084	556,932

Installment receivables, net	2,102,626	999,434	1,947,872

Total assets	$5,737,866	$4,721,008	$10,351,922

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$4,179,799	$2,893,167	$2,738,332
Due to related party	101,477	371,102	403,588
Tax payables	229,630	204,300	98,609
Other current liabilities	45,803	21,008	84,999
Total current liabilities	4,556,709	3,489,577	3,325,528

Total liabilities	4,556,709	3,489,577	3,325,528

Shareholders’ equity:
Common stock	2,966	2,992	3,592
Additional paid-in capital	2,824,926	2,967,814	8,967,214
Statutory reserve	40,497	40,497	40,497
Accumulated deficit	(1,815,835)	(1,904,489)	(2,165,744)
Accumulated other comprehensive income	128,603	124,617	180,835
Total shareholders’ equity	1,181,157	1,231,431	7,026,394

Total liabilities and shareholders' equity	$5,737,866	$4,721,008	$10,351,922

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Any investment in our common stock involves certain degree of risk. Investors should carefully consider the risks described below and all of the information contained in this registration statement before deciding whether to purchase any of our securities. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. None of our securities are currently listed or quoted for trading on any national securities exchange or national quotation system. If and when our securities are traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This filing also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced described below and elsewhere in this registration statement.

Risks Related To Our Operations

We have operated at loss and there is no assurance that we will achieve substantial profitability.

As a company in the early stage of development, our limited history of operations makes evaluation of our business and future prospects difficult.  We have had a limited operating history and are in an early stage of development.  As a result of these factors, it is difficult to evaluate our prospects and our future success is more uncertain than if we had a longer or more proven history of operations. We are operating at an early stage to establish the market foundation and there is no assurance that we will achieve substantial profitability.  We recorded a net loss of $261,255 for the nine months ended September 30, 2010 and a net loss of $88,654 for the year ended December 31, 2009.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to generate more revenue from our existing business and raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to raise more capital to fund our business operations. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including our financial condition and results of operations, the condition of the People’s Republic of China (“PRC”) economy and the digital cable television industry in the PRC, and conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

We may raise additional capital through a securities offering that could dilute our ownership interest and voting rights.

Under Delaware laws, the power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to shareholder approval. We may require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

Our intellectual property rights may not provide meaningful protection for our products under development, which could enable third parties to use our technology, or very similar technology, and could prevent us from developing or marketing our product candidates.

We rely on patent and trade secret laws to limit the ability of others to compete with us using the same or similar technology in the U.S. and other countries. However, as described below, these laws afford only limited protection and may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S., and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of adequate rules and methods for defending and enforcing intellectual property rights.

We will be able to protect our technology from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of companies, including our patent position, generally are uncertain and involve complex legal and factual questions, particularly as to questions concerning the enforceability of such patents against alleged infringement.  Changes in either the patent laws or in interpretations of patent laws in the U.S. and other countries may therefore diminish the value of our intellectual property. Moreover, our patent and patent applications may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. We also face the risk that others may independently develop similar or alternative technologies or design around our patented technologies.

The fact that our executive officers constitute a majority of the board of directors might undermine the ability of the board of directors to supervise and oversee the actions of executive officers.

Only one of the three board directors is not an executive officer of the Company, therefore, it is highly likely that the decisions made by our executive officers will always be approved and adopted by the board of directors due to the majority board votes possessed by our executive officers. This factor might undermine the ability of the board of directors to supervise and oversee the actions of executive officers.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive.

Our intellectual property rights, such as trademarks, patents and copyrights, are important to our success. Unauthorized use of any of our intellectual property may adversely affect our business and reputation. We rely on a combination of copyright, trademark and patent laws to protect our intellectual property rights.  Nevertheless, it may be possible for third parties to obtain and use our intellectual property without authorization. The unauthorized use of intellectual property is widespread in China, and enforcement of intellectual property rights by Chinese regulatory agencies is inconsistent.  Moreover, litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our management’s attention and resources and could disrupt our business.  If we are unable to enforce our intellectual property rights, it could have a material adverse effect on our financial condition and results of operations.  Given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, we may be unable to halt the unauthorized use of our intellectual property through litigation.  Failure to adequately protect our intellectual property could materially adversely affect our competitive position and our results of operations.

Risks Associated with Conducting a Public Offering Without an Underwriter

Since this offering is a direct public offering and is being conducted without an underwriter, there is a likelihood that we will be unable to sell any of the Offered Shares, as we do not have the access and connections to the investors and capital markets that an underwriter usually possesses. If we are unable to sell all or any of the Offered Shares, we will not be able to raise the capital we need and may have difficulty with implementing our business plan.

Risks Related To Doing Business In China

China’s economic policies could affect our business since substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China

Substantially all of our assets are located in China, and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Demand for our services and products depends, in large part, on economic conditions in China.  Any slowdown in China’s economic growth may cause our potential customers to delay or cancel their plans to purchase our services and products, which in turn could reduce our net revenues.  Although the PRC economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in China or the education or career enhancement market, which could harm our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources, which have for the most part had a positive effect on our business and growth. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us. China’s social and political conditions may also not be as stable as those of the United States and other developed countries. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have a material adverse effect on our business and results of operations.

Our operations in China are governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes.  Unlike common law systems, prior court decisions have limited precedential value.  We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China.  However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China.  In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties.  In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. Moreover, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities, including local government authorities, thus making strict compliance with all regulatory requirements impractical, or in some circumstances, impossible.  In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Because the scope of our business license is limited, it may need government approval to expand or continue our business.

Both of our subsidiaries in China are wholly-owned foreign enterprises, commonly known as a WOFE. A WOFE can only conduct business within its approved business scope, which ultimately appears on the business license. Any amendment to the scope of our business requires further application and government approval.

According to the business license of Vecast (China) Co., Ltd, one of our two wholly owned subsidiaries in China, its scope of business is: produce integrated digital television storage and broadcast system equipments, network transmitting equipment and terminal equipment; provide the technical consultation and technical services for its own products; sell its own products.

According to the business license of Vecast Software Co., Ltd., another one of our two wholly owned subsidiaries in China, its scope of business is: develop and produce system software and application software; sell its own products.

Our current business operations are within the scope of business provided in the business licenses of our Chinese subsidiaries.

In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the authorities for the approval to expand the scope of our business. We cannot assure you that it will be able to obtain the necessary government approval for any change or expansion of our business.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. dollar at the time such conversion is necessary. Conversely, if we decide to convert our Renminbi into dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiary in China would be reduced should the dollar appreciate against the Renminbi. Further, our operational results are reported in U.S. dollars, and thus fluctuations in the exchange rate applied for purposes of consistent presentation may appear to exacerbate or minimize trends in our reported results.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries including the United States have argued that the Renminbi is artificially undervalued due to China's current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in China could negatively affect our profitability and growth.

While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth can lead to growth in the money supply and rising inflation.  During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as minus 2%. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on our profitability.

Any deterioration of political relations between the United States and the PRC could impair our operations.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive.  Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations.

Failure to comply with PRC regulations relating to offshore investments by PRC residents may limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, The PRC State Administration of Foreign Exchange, or “SAFE,”  issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China (“Circular 75”), which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company (“SPV”); under Circular 75, a “special purpose company” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents for the purpose of seeking offshore equity financing on the strength of the domestic assets or interests owned by such PRC residents in onshore companies.  Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities that merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents that must be filed in connection with any such registration, notably, the business plan, which describes the overseas financing and the use of proceeds.  Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.  In the case of a SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations.  Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions.  Any such failure could also result in the SPV’s subsidiaries being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

Based on our understanding of current PRC laws, we believe our current controlling shareholders IDN Telecom Inc and Alliance NGN Inc. (including their controlling shareholders/owners), who collectively hold 72.43% of our current total issued and outstanding stock, are not PRC residents and are not subject to Circular 75 and Notice 106, and therefore are not required to register with the relevant branch of SAFE.

In the offering covered by this registration statement, we are only offering up to 1,000,000 shares of common stock, representing only 2.7% of our total issued and outstanding shares.  Assuming that we are able to sell all 1,000,000 Offered Shares, our current controlling shareholders IDN Telecom Inc. and Alliance NGN Inc. will still hold 70.47% of the post-offering issued and outstanding stock. Therefore, even after the offering, our controlling shareholders are still not PRC residents and not subject to Circular 75 and Notice 106, and therefore are not required to register with the relevant branch of SAFE.

However, we cannot provide any assurances that the relevant PRC authority will not have a different opinion.  Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.  For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.  Moreover, we cannot provide any assurance that in the future no PRC resident will become our controlling shareholder and subsequently become subject to Circular 75 and Notice 106.  A failure by our future PRC resident shareholders to comply with Circular 75, Notice 106 and other regulations regarding offshore investments, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended, and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises.  Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  Our subsidiaries Vecast (China) Co., Ltd. and Vecast Software Co., Ltd. are each a Wholly-Foreign Owned Enterprise subject to these regulations. Furthermore, if either of our PRC subsidiaries incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.  If we or our subsidiaries and affiliated entities are unable to receive all of the revenues from our operations due to these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with our company, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Any recurrence of severe acute respiratory syndrome, or SARS, the Avian Flu, or another widespread public health problem in the PRC could adversely affect our operations.

A renewed outbreak of SARS, the Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our sales occur, could have a negative effect on our operations. Such an outbreak could have an impact on our operations as a result of: quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations; the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

We may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

All of our current operations are conducted in China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Risks Related to Corporate and Stock Matters

There is no existing market for our common stock, and we do not know if one will develop, which could impede your ability to sell your shares and depress our stock price.

There has not been a public market for our common stock prior to this offering.  We cannot predict the extent to which a trading market will develop or how liquid that market might become.  If you purchase shares of common stock in this offering, you will pay a price that was not established in the public trading markets. The Offered Shares will be sold at a fixed price of $6.60 per share.  You may not be able to resell your shares above this initial public offering price and may suffer a loss on your investment.

Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

●             actual or anticipated variations in quarterly operating results;

●             changes in financial estimates by us or by any securities analysts who might cover our stock;

●             conditions or trends in our industry, including trading volumes, regulatory changes or changes in the securities marketplace;

●             changes in the market valuations of other companies operating in our industry;

●             announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

●             announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

●             additions or departures of key personnel; and

●             sales of our common stock, including sales of our common stock by our directors and officers or our strategic investors.

The market price for our common stock may be volatile

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following: actual or anticipated fluctuations in our quarterly operating results, announcements of new services by us or our competitors, changes in financial estimates by securities analysts, changes in the economic performance or market valuations of other companies involved in the same industry, announcements by our competitors of significant acquisitions, strategic  partnerships, joint ventures or capital commitments, additions or departures of key personnel, potential litigation, or conditions in the market.

            In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Shareholders could experience substantial dilution

We may issue additional shares of our capital stock to raise additional cash for working capital.  If we issue additional shares of our capital stock, our shareholders will experience dilution in their respective percentage ownership in the company.

We have no present intention to pay dividends

We have not paid dividends or make other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future.  We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

A large portion of our common stock is controlled by a small number of shareholders

A large portion of our common stock is held by a small number of shareholders.  IDN Telecom Inc., a California corporation and our largest shareholder, holds 18,315,000 shares of common stock, representing approximately 50.99% of our current issued and outstanding stock.  Alliance NGN Inc., a Delaware corporation and our second largest shareholder, holds 7,700,000 shares of common stock, representing approximately 21.44% of our current issued and outstanding stock.  Therefore, approximately 72.43% of our currently issued and outstanding shares are controlled by two of our largest shareholders.  Assuming we only sell 25% of the Offered Shares (250,000 shares), IDN Telecom Inc. and Alliance NGN Inc. will still hold 50.64% and 21.29% of post-offering issued and outstanding stock, respectively, and would still remain the controlling shareholders.  Assuming we only sell 50% of the Offered Shares (500,000 shares), IDN Telecom Inc. and Alliance NGN Inc. will still hold  50.29% and 21.14% of post-offering issued and outstanding stock, respectively, and would still remain the controlling shareholders.  Assuming we only sell 75% of the Offered Shares (750,000 shares), IDN Telecom Inc. and Alliance NGN Inc. will still hold 49.95% and 21.00% of post-offering issued and outstanding stock, respectively, and would still remain the controlling shareholders.  Assuming that we sell all the 1,000,000 shares of common stock in this offering, IDN Telecom Inc. and Alliance NGN Inc. will still hold 49.61% and 20.86% of our post-offering issued and outstanding stock, respectively, and would still remain the controlling shareholders.  Our transactions with IDN Telecom Inc., which would be considered related party transactions, are described below in Certain Relationships and Related Transactions, commencing on page 38.

As a result, these shareholders are able to influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations.  In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We may be subject to "penny stock" regulations

The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.  These additional sales practice and disclosure requirements could impede the sale of our securities. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

We are subject to federal and state securities laws and regulations and failure to comply with or changes in such laws and regulations may adversely affect us or increase substantially the disclosure required by us

We are also regulated by state and federal securities regulators. These regulations are designed to protect investors in securities that we have sold and may sell in the future.  Congress and state legislatures and foreign, federal and state regulatory agencies continually review laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of securities we may issue or increasing substantially the disclosure required by us.

When this Form S-1 registration statement becomes effective, we will become a reporting company that is subject to the reporting requirements of the Securities Exchange Act of 1934, and we will be required to provide current and adequate information on periodic reports filed with the Securities and Exchange Commission.  Since we are a corporation incorporated in the United States, we may also be subject to the securities regulations of various states.  As a company engaged in the business of developing and providing triple-play equipment, products and services, we are subject to regulation with regard to: our sales practices, including our interaction with and solicitation of customers and our marketing activities, account statements, record-keeping and retention; making regular financial and other reports to regulators; anti-money laundering practices; the conduct of our directors, officers, employees and affiliates; and supervision of our business.  Compliance with these regulations is complicated, time consuming and expensive.  Even minor, inadvertent irregularities can potentially give rise to claims that applicable laws and regulations have been violated.  Failure to comply with all potentially applicable laws and regulations could lead to fines and other penalties that could adversely affect our revenues and our ability to conduct our business as planned.  In addition, we could incur significant legal expenses in defending ourselves against and resolving actions or investigations by such regulatory agencies.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis-- no minimum of shares must be sold in order for the offering to proceed.  The offering price per share is fixed at $ 6.60 per share for the duration of the offering.  There is no assurance that we will raise the full $ 6,600,000 as anticipated.  The following table below sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale in this offering by the company.

	If 100% sold and $6,600,000 raised	If 75% sold and $4,950,000 raised	If 50% sold and $3,300,000 raised	If 25% sold and $1,650,000 raised
Gross Proceeds	$ 6,600,000	$ 4,950,000	$ 3,300,000	$ 1,650,000
Less: Offering Expenses	$ 141,471	$ 141,471	$ 141,471	$ 141,471
Net Proceeds	$ 6,458,529	$ 4,808,529	$ 3,158,529	$ 1,508,529

The net proceeds will be used as follows:
New Facility	$ 2,260,485	$2,260,485	$ 1,105,485	$1,105,485
Equipment	$ 1,614,632	$1,210,000	$ 789,632	$394,816

Inventory	$ 1,291,706	$631,706	$ 631,706
Marketing and Management Fees	$ 775,024	$379,023	$ 379,024
Furniture and Fixtures	$ 516,682	$327,315	$ 252,682	$8,228

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $ 6,600,000 in this offering.  The offering price bears no relationship to our assets, earnings, book value or other criteria of value.  Among the factors considered were: our operating history; the proceeds to be raised by the offering; the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders; and our relative cash requirements.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of September 30, 2010, the net tangible book value of our shares of common stock was $7,026,394 or approximately $0.20 per share based upon 35,916,400 shares outstanding.  Our anticipated costs associated with the completion of this offering are approximately $141,471.

If 100% of the offered 1,000,000 shares of common stock are sold: Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 36,916,400 shares to be outstanding will be approximately $13,626,394 or approximately $0.40 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.20 per share without any additional investment on their part.  After completion of this offering, if 1,000,000 shares are sold, the purchasers of the offered 1,000,000 shares of common stock will own 2.71% of the total number of shares then outstanding and our existing stockholders will own 97.29 % of the total number of shares then outstanding.

 If 50% of the offered 1,000,000 shares of common stock are sold: Upon completion of this offering, in the event 500,000 shares are sold, the net tangible book value of the 36,416,400 shares to be outstanding will be approximately $10,326,394 or approximately $0.28 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.08 per share without any additional investment on their part.  After completion of this offering, if 500,000 shares are sold, the purchasers of the offered 500,000 shares of common stock will own 1.37% of the total number of shares then outstanding and our existing stockholders will own 98.63% of the total number of shares then outstanding.

PLAN OF DISTRIBUTION

The offering price for the 1,000,000 shares of common stock to the public will be fixed at $ 6.60 per share for the duration of the offering.  This offering will be conducted on a best-efforts basis utilizing the efforts of our officers and directors, George Wu and Lily Kuo.  Potential investors will include, but are not limited to, family, business associates, friends and acquaintances. The intended methods of communication include, without limitation, telephone and personal contact.  In our endeavors to sell this offering, we do not intend to use any mass advertising methods such as the Internet or print media.  There can be no assurance that all, or any, of the shares will be sold.

Funds from this offering will be placed in our corporate bank account.  Investors’ subscriptions will be deposited in the company's bank account under its own name.  As a result, if we are sued for any reason and a judgment is rendered against us, investors' subscriptions could be seized in a garnishment proceeding and investors could lose their investment.  Investors do not have the right to withdraw invested funds.  We will sell the shares in this offering through George Wu and Lily Kuo, both officers and directors of the company. They will receive no commission from the sale of any shares.  They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer.  The conditions are that:  1. The person(s) is(are) not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; 2. The person(s) is(are) not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; 3. The person(s) is(are) not at the time of their participation, an associated person(s) of a broker/dealer; and 4. The person(s) meet(s) the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).  George Wu and Lily Kuo are not statutorily disqualified, are not being compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in securities, and are not associated with a broker/dealer.  They are and will continue to be officers and directors at the end of the offering and have not been during the last twelve months and are currently not brokers/dealers or associated with a broker/dealer.  Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various locations where the offering will be registered. We will not utilize the Internet to advertise our offering.  George Wu and Lily Kuo will also distribute the prospectus to potential investors at the meetings, to business associates and to friends and relatives who are interested in us and a possible investment in the offering.  No shares purchased in this offering will be subject to any kind of lock-up agreement.  Management and affiliates thereof will not purchase shares in this offering.  We intend to sell our shares outside the United States.

Upon receipt and acceptance of subscriptions for the purchase of the shares offered hereby and within the allotted time period of this Offering, all funds received and accepted, if any, shall be immediately released to us and deposited into the company’s general bank account all of which shall be available for use by us.  There can be no assurance that we will obtain any funds from this offering.

Offering Period and Expiration Date

The offering shall terminate on the earlier of (i) 180 days after the effectiveness of the registration statement, or (ii) when the offering is fully subscribed for. Our ability to terminate the offering is limited to ending the duration of the offering and accepting the amount of shareholder funds as of the termination date.

Procedures for Subscribing

If an investor decides to subscribe for any shares in this offering, the investor must execute and deliver a subscription agreement and deliver a check or certified funds to us for acceptance or rejection.  All checks for subscriptions must be made payable to Vecast Inc.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

DESCRIPTION OF SECURITIESTO BE REGISTERED

This prospectus relates to the offering of 1,000,000 shares of common stock of Vecast Inc.  We are governed by Delaware law and the Certificate of Incorporation and Bylaws.  Our authorized capital consists of 100,000,000 shares of common stock, $ 0.0001 par value, and 2,400,000 shares of preferred stock, par value $ 0.0001.  Our board of directors, in their sole discretion, may establish par value, divide the shares of preferred stock into series, and fix and determine the dividend rate, designations, preferences, privileges, and ratify the powers, if any, and determine the restrictions and qualifications of any series of preferred stock as established.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $ 0.0001 par value per share.  Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the holders at meetings of the stockholders.  Holders of our common stock have equal ratable rights to dividends from funds legally available therefor, if declared by the Board of Directors; are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.  The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

Our Board of Directors, pursuant to the Certificate of Incorporation, is authorized to issue up to 2,400,000 shares of Preferred Stock, par value $ 0.0001, all of which are designated as “Series A Preferred Stock” or “Preferred Stock” and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of the Preferred Stock.  The Board of Directors, without stockholder approval, can therefore issue Preferred Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of, and amounts payable with respect to, the Common Stock.  This may be deemed to have a potential anti-takeover effect because the issuance of Preferred Stock in accordance with such provision may delay, defer or prevent a change of control regarding us and could adversely affect the price of our Common Stock.

The Board of Directors has designated all Preferred Stock as Series A Preferred Stock.  On September 12, 2003, we issued 840,000 shares of Series A Preferred S tock to Cirmaker Industry Co. Ltd.  These shares of issued and outstanding Series A Preferred Stock have been converted to common stock, transferred to Cirmaker Technology Co. Ltd., and were transferred by Cirmaker Technology Co. Ltd. to a group of non-US individuals.  As of December 10, 2010, there are no shares of Series A Preferred Stock outstanding.

Cash Dividends

As of the date of this prospectus, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings in our business operations.

Anti-Takeover Provisions

As a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law.  In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203.  Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of these provisions would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.  These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

However, there are exceptions to the provisions contained in Section 203 of the Delaware General Corporation Law.  One of the exceptions is: “…(4) The corporation does not have a class of voting stock that is: (i) Listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;”

Currently we do not have any class of voting stock listed on a national securities exchange and we do not have more than 2,000 stockholders on record.  Therefore, Delaware anti takeover provisions currently do not affect us.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our selected financial data for the periods and as of the dates indicated. They should be read together with our consolidated financial statements and the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statement of Operations Data	For the Years Ended December 31,		For the Nine Months Ended September 30,
	2009	2008	2010	2009
	(audited)	(audited)	(unaudited)	(unaudited)

Sales	$2,327,708	$1,835,428	$921,145	$1,906,588

Cost of sales	1,929,171	1,052,099	799,828	1,562,564

Gross profit	398,537	783,329	121,317	344,024

Operating expenses
Selling expenses	128,060	107,758	8,007	59,265
General and administrative expenses	611,588	1,154,028	391,546	453,699
Total operating expenses	739,648	1,261,786	399,553	512,964

Loss from operations	(341,111)	(478,457)	(278,236)	(168,940)

Other income (expenses)
Interest income, net	1,042	1,408	6,730	820
Non-operating income (expenses), net	208,129	(191,780)	(1,455)	208,350
Government subsidy	19,297	86,244	-	19,295
Total other income (expenses)	228,468	(104,128)	5,275	228,465

Loss before provision (benefit) for income taxes	(112,643)	(582,585)	(272,961)	59,525

Provision (benefit) for income taxes
Current year	(23,989)	(109,919)	-	30,606
Deferred	-	-	(11,706)	-
Total	(23,989)	(109,919)	(11,706)	30,606

Net income (loss)	(88,654)	(472,666)	(261,255)	28,919

Other comprehensive income (loss)
Foreign currency translation adjustment	(3,986)	16,223	56,218	2,844

Comprehensive loss	$(92,640)	$(456,443)	$(205,037)	$31,763

Earnings (loss) per share
Basic and diluted	(0.00)	(0.02)	(0.01)	0.00

Weighted average number of shares outstanding
Basic and diluted	29,753,277	29,469,313	33,520,796	29,698,305

Balance Sheets Data	December 31,	December 31,	September 30,
	2008	2009	2010
	(audited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$176,946	$229,898	$4,958,092
Restricted cash	780	3,714	2,293
Accounts receivable, net	376,830	539,872	330,108

Installment receivables, net	1,664,434	1,522,839	265,110

Inventory	277,203	304,591	597,191
Advance payments	-	73,350	1,090,179
Other receivables	51,910	51,259	217,604
Due from directors	91,288	51,641	54,174
Due from shareholders	70,718	185,294	90,343
Deferred tax assets	197,028	221,032	242,024
Total current assets	2,907,137	3,183,490	7,847,118

Property, plant and equipment, net	728,103	538,084	556,932

Installment receivables, net	2,102,626	999,434	1,947,872

Total assets	$5,737,866	$4,721,008	$10,351,922

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$4,179,799	$2,893,167	$2,738,332
Due to related party	101,477	371,102	403,588
Tax payables	229,630	204,300	98,609
Other current liabilities	45,803	21,008	84,999
Total current liabilities	4,556,709	3,489,577	3,325,528

Total liabilities	4,556,709	3,489,577	3,325,528

Shareholders’ equity:
Common stock	2,966	2,992	3,592
Additional paid-in capital	2,824,926	2,967,814	8,967,214
Statutory reserve	40,497	40,497	40,497
Accumulated deficit	(1,815,835)	(1,904,489)	(2,165,744)
Accumulated other comprehensive income	128,603	124,617	180,835
Total shareholders’ equity	1,181,157	1,231,431	7,026,394

Total liabilities and shareholders' equity	$5,737,866	$4,721,008	$10,351,922

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Business and Products

Vecast Inc. was incorporated in Delaware on April 11, 2003.  On September 22, 2004, we completed the formation and registration procedure of a wholly owned subsidiary Vecast (China) Co., Ltd. (“VCC”). in Beijing, China.  On November 1, 2004, we completed the formation and registration procedure of another wholly owned subsidiary Vecast Software Co., Ltd. (“VSC”) in Beijing China.  Through our wholly-owned subsidiaries in China, we develop equipment that allows Triple-Play service (telephone, cable television, and broadband internet) to be delivered via cable television networks.  Prior to 2010, Triple-Play service was restricted by the Chinese government.  In 2010, the Chinese government loosened the restrictions and nominated 12 pilot cities for the introduction of Triple-Play service on cable television networks.  The Chinese government also laid out a three to five year schedule for nationwide deployment.

We have been preparing for the deployment of Triple-Play service since 2003.  In our preparation, we have conducted research and development, established customer relationships, and cooperated with a number of cable television operators.  We believe our experience will give us an advantage in selling our products to cable television network operators in China.

We sell our products to cable operators either on a standalone basis or as a packaged solution where we offer consulting and technical support as well.  We may also assist cable operators with the design and construction of their Triple-Play network system and enter into revenue sharing arrangements where we are paid a percentage of subscriber fees.

Our products include:

1.
Cable operator devices: Cable operator devices are used by cable operators for the collection, transmission, and management of television signals and internet data.  We provide several types of cable operator devices, which are part of the solution package sold to customers (they are not sold separately).  The different types of cable operator devices can be divided into the following categories:

•
Television broadcasting system: used for the transmission and reception of television signals.  Our devices can accommodate more than 150 high-definition (“HD”) and standard definition (“SD”) channels with conditional access.

•	Interactive server: used for the storage and transmission of programs. Our devices can store over 10,000 hours of TV programs and play back of 30 channels of programs previously aired.

•	Cable modem termination system (“CMTS”): used to provide high speed data services, such as video-on-demand, cable internet, and other value added services.

•	Service Management Software (“SMS”): used for user management, database management, statistical analysis, data mining, etc.

•
Bi-directional transmission equipment: used to manage bi-directional transmissions.  Our devices use both radio frequency over glass (“RFoG”) and Wi-Fi technologies.  Wi-Fi is used when it is too costly to build RFoG over existing hybrid fiber-coaxial (“HFC”) areas.

2.
Subscriber devices: Subscriber devices are supplied to cable subscribers for use at home.  Our devices include traditional set-top boxes that are HD/SD compatible, integrated set-top boxes (“I-STB”) with multiple features (e.g., wi-fi, VoIP, etc.), and cable modems that support broadband internet and bi-directional data transmission.

Patents

We have been awarded two technology patents: “Jumping Frequency” and “Integrated bi-directional set-top box” that are important core values of the company, as a basis to achieve its business objectives.  The first one primarily solves the low and unstable speed of cable broadband Internet.  The latter simplifies multiple services to a single subscriber device, avoids home installation and reduces equipment cost. The Integration of “Triple Play” services faces two challenges: narrow network spectrum and bi-directional cable transmission.  We believe that the “Jumping Frequency”(patent effective until 2025) and “Integrated Bi-Directional Set-top Box”（patent effective until 2015）technologies will allow Vecast to meet these challenges.  “Jumping Frequency” (CM frequency jumping methods, CM, and its transmission system) will substantially increase network transfer rates, a solution that cable TV operators have long asked for.  The innovative practical patent “Integrated Bi-Directional Set-top Box” device is a subscriber device that will offer cable TV Triple-Play service in full spectrum.

Manufacturing

Vecast primarily contracts the production of its products to original equipment manufacturers (“OEM”).  In the future, the company intends to construct its own production facilities so that it can shift production away from OEMs and towards in-house production.

1.	Cable operator devices:

•	Television broadcasting system: production contracted to Beijing Mingxin Technologies Co. Ltd. Vecast can contract out to another company within 3 months if Vecast loses this contractor.

•	Interactive server: contracted to EnReach Technology Inc. Vecast can contract out to another company within 3 months if Vecast loses this contractor.

•	CMTS: made by Casa System Inc. Vecast can contract out to other company within 3 months if Vecast loses this contractor.

•	SMS：software is developed and owned by Vecast.

•	RFoG and Wi-Fi AP: We master the production technology and have the ability to manufacture. We will determine whether to entrust to other factories of self-manufacture based on production cost.

2.
Subscriber devices:  In the past, set-top boxes and cable modems were manufactured and sold as two separate products.  Since the Chinese government started to promote Triple-Play in 2010, we repositioned the set-top box as the primary subscriber device with the cable modem as a plug in module.  In addition to the cable modem module, VoIP and Wi-Fi modules can also be plugged into the set-top box.

•
Set-top box：We own the proprietary rights and intellectual property rights to our entire product line of set-top boxes, including technology, design, software, brands and trademarks.  Currently, because of low production volume and cost considerations, Vecast contracts production out to other manufacturers instead of producing the products in-house.  The Company’s set-top box manufacturer is Huizhou Jiu-Lian Technology Co. Ltd. (“Jiu-Lian”), located at 18th Floor, Huayang Building, Yan-Da 1st Road, Huizhou City, Guangdong Province, China, Zip 516001.  Besides Jiu-Lian, the Company can also contract out to other factories.  There will not be adverse effects if we lose Jiu-Lian.

•
Cable modem:  From 2003 to 2008, the production of cable modems was contracted to IDN Telecom, Inc. (“IDN Telecom”).  IDN Telecom subcontracted the production to Ming Shuo Electronics (Su Zhou) Co., Ltd., a subsidiary of Taiwan ASUSTek Computer Inc.  The production facility address of Ming Shuo Electronics (Su Zhou) Co., Ltd. is No. 233, New District, Golden Maple Road, Suzhou City, Jiansu Province, China.  The last order was completed in 2009.

In 2009, we ended the contract with IDN Telecom and began manufacturing cable modems in-house.  We have a factory in Beijing, China that is leased from Beijing Zhong Ming Ce-Kong Co.

Business Model

Market Overview

Prior to 2010, the market size was fairly small because the Chinese government set restrictions on the development of cable value added services.  In 2010, the Chinese government relaxed those restrictions and opened up the value added service market by nominating 12 pilot cities for the introduction of Triple-Play services on cable television networks.  The Chinese government also laid out a three to five year schedule for nationwide deployment: CATV operators across cities in China will need to be able to provide bi-directional based value-added services. Based on the official website (http://www.chinasarft.gov.cn) of The China State Administration of Radio Film and Television (SARFT), the report delivered by Vice Director Tian Jin of SARFT at the CCBN theme presentation conference in 2011: (http://www.chinasarft.gov.cn/articles/2011/03/30/20110330145921220566.html), we know that by 2010, the cable TV cable trunk fibers all over China had reached 3.33 million kilometer, and the amount of cable TV users had reached 187 million, among whom digital TV users had reached 87.99 million, and bi-directional covering users close to 50 million.  By the end of 2011, major and medium cities nationwide should strive to complete bi-directional network coverage. By 2015, digitalization will be realized for the cable broadcasting and TV networks of cities above the county level, and 80% of them will realize bi-directional network.  Therefore, we expect the market size to grow.

Growth Strategy

Strategies to Promote Direct Sales

We believe that our products have a cost and performance advantage to those offered by our competitors.  We plan to promote our I-STB and push it into HD set-top box market to lay a solid foundation for future sale of CM, VoIP and Wi-Fi plug-in models.  According to the Chinese government, the digital conversion of cable TV has to be completed in 2015.  Due to the local unbalanced economic development and CATV operators’ uncertainty of future services, most operators simply provide a one way set-top box to reduce overall conversion cost and install cable modem to user homes when users subscribe to additional value-added service, such as broadband Internet.  The problem is that local operators usually charge a rate based on a fixed period and must have the man power to take out subscriber devices when users switch services to other operators.  Yet, I-STB requires very simple plug in and out of cable modem modules (or Wi-Fi, VoIP modules), from users.  When canceling added services, users simply return modules to CATV operators and pay a pro-rated service fee.  It is a more convenient procedure.

Since the Chinese government laid out a three to five year schedule for nationwide deployment of TriplePlay, we believe that Triple-Play service will become universal in China.  We set our sales strategy to strike the market by our low cost non-plug in I-STB to drive more successful bidding opportunities.  When operators provide services that require data return such as VOD or Internet, based on the set-top box internal standard and patent protection, we believe that we will be well-positioned to supply our plug-in modules and gain market share.  Our market growth goal is to become one of the major suppliers of integrated bi-directional set-top boxes in the coming 3 to 5 years.

Strategies to Promote the Partnership with Cable Operators and Provide Services

We plan to enter into more cooperative agreements with more cable operators across cities in China. Under these cooperative agreements, we will supply the cable operator and subscriber devices, including software and technical support services, to cable operators, and assist them to construct a platform for the Triple-Play integration network.  We plan to cooperate with cable operators to provide cable users with Triple-Play services, such as HD TV broadcasting, on demand, and Internet thru PC or HD TV set.  The services we will provide include free and VIP services. Free service includes non-binding QoS (quality of service) on demand and broadband Internet.  VIP services are provided through the VIP card program.  VIP card refers to the high speed Internet card, charged by hours of usage and deducted fee from the card.  Users can purchase this card for temporary use when they demand higher Internet speed beyond free service. VIP card does not have monthly minimum spending requirement.  This VIP card is identical to China Mobile prepaid card sales and pricing model.  Vecast commits to provide QoS using VIP card to offer pricing flexibility that is still lacking in the domestic broadband Internet market.

By assisting with constructing Triple-Play platform and providing Triple-Play services, we will assist the cable operators to expand their market share and we will share the service fees they receive from the subscribers.  The services fees include channel broadcasting, interactive on demand, Internet, VoIP, etc.  We plan to supply $ 100 worth of equipment and receive in return $1.54 (￥10 RMB) for channel broadcasting and interactive on demand, $2.3 (￥15 RMB) for Internet, per month per household.

The partnership and cooperation with cable operators to promote our products for Triple-Play integrated network system will be our core business in the future. Our main advantages for this business encompass technology, cost control, and market experience accumulated in prior years.  We believe our strengths will enhance the ability of cable operators to implement Triple-Play in the pilot cities.

We plan to first complete the pilot program in Beijing, introduce its success to our existing customers, and gradually develop new customers.

Competition

Vecast's cable modem and HD set top box products face market competition in China as there are more than 30 set-top box manufacturers, mostly the original large domestic appliance manufacturers such as Changhong, TCL, Chuangwei, Haier, Haixin, Kangjia, Qinghuatongfang, and Wanlida.  In addition, there are also some professional set-top box manufacturers, such as Shenzhen Coship, Jiu Zhou Electric, Tianbo, and Guangdong Huanwong.  However, none of these companies is dominating the market because there is no significant technical and price advantage.  Every company relies heavily on customer relations and price reduction to gain market share, so the competition is very intense.

Prior to 2010, the market size was fairly small because the Chinese government set restrictions on the development of cable value added services.  The Chinese government relaxed those restrictions in 2010.  In the same year, we signed a contract with Beijing Haidian Cable TV Network Center for investing and constructing a Triple-Play integration platform in Haidian.  Haidian is one of the most crowded areas in Beijing, the capital of China. The platform was constructed at the end of 2010. At present, we are testing the platform and testing customers’ acceptance of the Triple-Play integration service.

In the market competition with other manufacturers, our weakness is mainly reflected in the high selling price of single products like set-top box and CM, and in that we cannot accept installment payments of goods above one year. Under the present production condition of OEM, our production cost is too high. Therefore, similar profit surrender with other manufacturers will bring loss to the company; and some methods profit surrender or allowance or responsibilities falling on suppliers will expose the company to risks. While striving for orders on set-top boxes and CM, we do not accept payment by installments above one year nor support salespersons’ bribery of customers. These may result in our loss of advantage while striving for customers against other rivals.  Secondly, some customers, under the pressure of local government or officials, only use set-top box products of the local city, local province or designated suppliers. This is also an unfavorable factor in distribution.  We will do our best to avoid competing for orders on set-top boxes.  We will strive to co-construct and co-operate the Triple-Play integration platform with cable TV operators, make full use of our advantages in technology and low cost in terms of Triple-Play integration, and avoid weakness in competition.

Since 2005, most cable TV network value-added service operators in China have purchased CM from us. They recognize our products in terms of technology, quality, variety, performance, reputation, brand and after-sale service. However, as we have been adopting OEM to produce CM, and the product cost is high, the high selling price has affected our sales, thus reducing the market competitiveness of our products.  Though we have a variety of CM design abilities, able to meet users’ various demands, our average quotation is higher than other competitors.  Also, our terms of payment are not flexible, since we do not accept payment by installments over one year, which also directly affects our product distribution. Therefore, we are planning to construct our own production factory this year to produce CM and other products.  Without affecting sales profit, the average selling price of CM may drop by over 10%, and the price will drop further with the increase of supply, thus improving our market competitiveness. Secondly, we will adjust our terms of payment and treat customers according to their credit rating and accept orders with payment by installments from customers with a higher credit rating or higher selling price and reasonable payment installments. After 2008, the proportion of customers requiring payment by installments has been rising every year.  As we basically refuse such payment, we have had to forfeit a large amount of orders. Therefore, changing our terms of payment will drop the proportion of forfeited orders to below 30%, thus improving our production competitiveness.

The Triple-Play integrated user terminal generally includes: 3 or 4 sets of devices, set-top box, CM (or plus Wi-Fi) and VoIP, which not only make it inconvenient for installation and operation but also results in very high cost, while our I-STB integrated terminal only requires one device, much more convenient in installation and operation. In particular, the cost of adopting the I-STB terminal is much cheaper than 3 sets, with the comprehensive cost dropping by over 20%. Therefore, under the environment of using Triple-Play integration service, use of the integrated terminal has a competitive advantage.

As a set-top box and CM manufacturer, Shenzhou Coship Company (“COSHIP”) also participates in the construction of front-end broadcasting platform of cable TV network operators.  In the single set-top box market, we do not have a competitive advantage.  But in integrated set-top box supporting Triple-Play integration, we do not see that COSHIP produces the same kind of products.  In the embedded module market, we have not seen that COSHIP has launched embedded modules such as CM, Wi-Fi and VoIP. As Triple-Play integration market needs these products, we have the advantage on these products.  In terms of constructing the Triple-Play integration platform, our advantage over COSHIP is mainly in jumping frequency technology and the entire solution for network transmission.  In developing the Triple-Play integration market, where cable TV network operators make the most profit is to develop Internet users, while their biggest rivals are various telecom companies in China. The Internet platform of telecom companies have been operating for many years, with higher quality, more stable performance, better market credibility and more users than cable TV network operators.  Therefore, besides price reduction competition, cable TV network operators must improve their network transmission quality and improve their Internet access speed. This is the most difficult bottleneck troubling cable TV network companies for a long time. By our jumping frequency technology and adopting our RFoG/Wi-Fi network transmission solution, we can effectively improve the transmission speed and Internet access speed of cable TV network and reduce the cost.  Our jumping frequency technology patent, and construction and reconstruction of cable transmission networks based on our RFoG/Wi-Fi equipment, are another advantage we have over COSHIP.  Besides, our advantage over COSHIP is our experience in developing users practiced and accumulated over many years.  Since 2004, we have been cooperating with cable TV network operators in cities like Baoding, Changzhou, Yichang, Shaoguan and Nanjing in China to develop cable broadband business. Through many years’ practice and accumulated experience, we have a complete and effective set of methods for developing users.  We can assist cable TV operators to rapidly expand market within the shortest time.  Cable TV network operators and other rivals generally lack experience in market development.  Developing the Triple-Play integration service market being our ultimate objective, we will be better received if we are able to assist operators to develop their market.  At the same time, we can give much assistance to cable network operators in terms of cost reduction, improvement of network transmission quality and improving Internet access speed; thus we can win more market opportunities.

Major customers

In the past 7 years, step by step, we developed more than 50 customers, including some cable TV companies in China's provinces, cities, or regions, such as China Telecom, China Mobile and China Unicom, the majority of which are cable or telecom operators.  We selected 15 market potential customers for reference.  We also listed our customers who participated in cable broadband Internet market development.

Baoding Cable TV Network Company (“Baoding Cable”) is one of our major customers.  For the nine months ended September 30, 2010 and 2009, Baoding Cable accounted for approximately 83% and 69% of our revenue.  We are Baoding Cable’s sole supplier for set-top boxes and CM.  Since 2004, we have provided Baoding Cable its cable operator system, which also identified the relevant standards, functions, applications, and upgrades.  By now, we have provided about 200,000 units of set-top boxes and cable modems in total.  All new user terminals also must follow these standards and ensure compatibility to support existing applications and functions.  We have an inventory warehouse, tech support, STB/CM repair and maintenance center in Baoding.  All of these determine our sole supplier position in Baoding Cable.

We signed a set-top box supply agreement with Baoding Cable in September, 2007, which included a set-top box OEM Huizhou Unionman Technology Co., Ltd. (“Unionman”).  The main purposes of the agreement are to specify contents such as the supply method of set-top boxes, responsibilities of various parties and terms of payment.  According to the contract, we provide research and development, design, supply and installation of set-top boxes and bear responsibility for their promotion. Unionman is responsible for producing set-top boxes according to the technical documents we provide, and then we supply goods to Baoding Cable. The three parties have stipulated two kinds of payment methods depending on the set-top box issuing method:  the method of users paying the total amount to purchase set-top boxes is called the sales method; the method of deducting money from users’ TV channel subscription fees month by month is called the overall conversion method.  In the sales method, Baoding Cable pays the total price of goods within one month after receiving set-top boxes; in the overall conversion method, Baoding Cable pays the price in 3 years after receiving set-top boxes, and at the same time Baoding Cable pays the bank interest for loans of the same period.  Based on the contract, Vecast does not make payments to Unionman until after Baoding Cable makes payment to Vecast.  All contracts renew automatically; there is no expiration date on the set-top box contracts.

•	Baoding Cable TV Network Co.
•	Shanghai Minhang Cable Network Co.
•	Jiangxi Province Cable Network Co.
•	Xinhui and Jiangmen Cable Network Co.
•	Xiamen Cable Network Co.
•	Nanjing Banglian Cable Co.
•	Shaoguan Cable Network Co.

•	Huizhou Cable Network Co.
•	Dandong Cable Network Co.
•	Changzhou CITIC Guoan Cable Co.
•	China Telecom, Hebei Co.
•	China Mobile, Xinxiang Co.
•	China Unicom, Zhongshan Co.
•	China Unicom, Nanchong Co.
•	Beijing Haidian Cable TV Network Center

Government Regulations

1.	3C Certification

“3C” certification was put into full operation on May 1, 2003 (later postponed to August 1, 2003).  The original product safety certification, import safety, and quality licensing system were abolished over the same period.  “3C” Certificate issue institutions are：General administration supervision inspection and quarantine of P.R.C. subordinate, local quality control management departments.  Compulsory product certification currently in force are: "Administrative Regulations for Compulsory Product Certification", "Regulations for Compulsory Product Logo Certification", "Product Catalog of the first implementation of the compulsory product certification," and "Notification of questions relating to the implementation of the Compulsory Product Certification.”

VCC set-top box products have received 3C Certificate qualification.  CM Series product certification is not required for 3C.  Certification and Accreditation Administration of P.R.C. (CAA) issued Bulletin No. 9 of 2007, Section 11 of which expressly stated that the cable modem (CM) does not belong to the scope of 3C certification, and therefore is not required for 3C certification.

2.	State Administration of Radio Film and Television Network License
"Radio and television equipment, network equipment, management practices identified"
Announce Agency: State Administration of Radio Film
Article No.: State Administration of Radio, Film and Television, Administration Order No. 25
Announce Date: June 18, 2004
Effective: August 1, 2004

VCC set-top box products have been granted network access qualification and certification.
CM does not have network access certificate requirement, and thus is not required to have SARFT Network access certification.

3.	Certificate of approval issued by Beijing Government to Vecast Inc.’s two subsidiaries.

4.	Business License issued by Beijing Government to Vecast Inc.’s two subsidiaries.

5.	ISO9001

VCC earned  ISO9001 Quality Certificate.

Since we have obtained the “Approval Certificate” and “Business License” that the Chinese government issued to Vecast’s China subsidiaries, as long as our business operations stay within the scope set forth in our Business Licenses, we do not need any additional government approval of our principal products or services. Since the scope of business set forth in our business licenses is already quite broad, including producing, selling and integrating digital television storage, broadcasting systems, equipment, network transmission equipment, terminal equipment and technical consulting and service, including developing, producing and selling system software and application software, we believe that our business operations will be able to continue to stay within the scope of our business license even if we expand our market in the future.

Both of our subsidiaries in China are wholly-owned foreign enterprises, commonly known as a WOFE.  A WOFE can only conduct business within its approved business scope, which ultimately appears on the business license.  Any amendment to the scope of our business requires further application and government approval.

According to the business license of Vecast (China) Co., Ltd., one of our two wholly-owned subsidiaries in China, its scope of business is: produce integrated digital television storage and broadcast system equipments, network transmitting equipments and terminal equipments; provide the technical consultation and technical services for its own products; sell its own products.

According to the business license of Vecast Software Co., Ltd., another one of our two wholly-owned subsidiaries in China, its scope of business is: develop and produce system software and application software; sell its own products.

Our current business operations are within the scope of business provided in the business licenses of our Chinese subsidiaries.

In October 2005, the PRC State Administration of Foreign Exchange, or “SAFE,”  issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China (“Circular 75”), which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company (“SPV”); under Circular 75, a “special purpose company” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents for the purpose of seeking offshore equity financing on the strength of the domestic assets or interests owned by such PRC residents in onshore companies.  Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents that must be filed in connection with any such registration, notably, the business plan, which describes the overseas financing and the use of proceeds.  Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.  In the case of a SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations.  Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions.  Any such failure could also result in the SPV’s subsidiaries being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

Based on our understanding of current PRC laws, we believe our current controlling shareholders IDN Telecom Inc. and Alliance NGN Inc. (including their controlling shareholders/owners), who collectively hold 72.43% of our current total issued and outstanding stock, are not PRC residents and are not subject to Circular 75 and Notice 106, and therefore are not required to register with the relevant branch of SAFE.

In the offering covered by this registration statement, we are only offering up to 1,000,000 shares of common stock, representing only 2.7% of our total issued and outstanding shares.  Assuming that we are able to sell all 1,000,000 Offered Shares, our current controlling shareholders IDN Telecom Inc. and Alliance NGN Inc. will still hold, in the aggregate, 70.47% of the post-offering issued and outstanding stock.  Therefore, even after the offering, our controlling shareholders are still not PRC residents and not subject to Circular 75 and Notice 106, and therefore are not required to register with the relevant branch of SAFE.

However, we cannot provide any assurances that the relevant PRC authority will not have a different opinion.  Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.  For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.  Moreover, we cannot provide any assurance that in future no PRC resident will become our controlling shareholders and subsequently be to subject to Circular 75 and Notice 106.  A failure by future PRC resident shareholders to comply with Circular 75, Notice 106 and other regulations regarding offshore investments, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended, and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises.  Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.   Our subsidiaries Vecast (China) Co., Ltd. and Vecast Software Co., Ltd. are wholly-foreign owned enterprises subject to these regulations. Furthermore, if either of our PRC subsidiaries incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.  If we or our subsidiaries and affiliated entities are unable to receive all of the revenues from our operations due to these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

Environmental Laws

We are not subject to any environmental laws and regulations.

Employees

Currently Vecast Inc. has 5 full time employees, Vecast China Co. Ltd. has 12 full time employees, and Vecast Software Co. Ltd. has 15 full time employees.

Facilities

Our US office located at 2 N. Lake Ave., Suite 870, Pasadena, CA 91101.  It is a 1558 square feet leased office space, on a two-year term starting July 2010.

VCC’s office has 7,800 square feet of office space and is located at 7th floor, Building H, BDA International Plaza, Beijing Economic & Technological Development District, Beijing, China. VCC purchased this office space in July 2010.

In addition to the main office, we have two branch offices in Baoding, China. One is a 1,700 square feet leased office space located at 766 Chaoyang Street, Suite 401 & 402, Baoding City, China and we currently pay an annual rent of $ 4,200 (equals 27,986 RMB) for this office. The other one is a 1,100 square feet leased office space located at 43 Chaoyang Street, Suite 9C, Baoding City, China and we currently pay a monthly rent of $ 348 (2,378 RMB).  Both offices are rented based on annual leases.

Intellectual Properties

We submitted trademark applications to Chinese Trademark Administration and were granted two trademarks: “Lan Mao” TM for cable modem and “New Cable” TM for set-top box.

We filed for and were granted two patents with Chinese State Intellectual Property Office in 2005:

1.	“Jumping Frequency” patent-CM frequency jumping methods, CM and its transmission system: a technological invention for cable modem, patent effective until 2025.
2.	“Triple-Play Terminal” patent: a terminal equipment of STB with CM and VoIP model, patent effective until 2015.

We registered the following copyrights with Chinese National Copyright Administration in 2004 and 2005:

1.	Set-Top Box driver
2.	Cable Modem driver
3.	Digital TV Service Management System

Segment Information

The FASB establishes standards for reporting information about operating segments.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.  Our operations operate in one segment: digital cable television network equipment and devices.

RESULTS OF OPERATIONS

The following table sets forth our statements of operations for the years ended December 31, 2009 (audited) and 2008 (audited), and the nine months ended September 30th, 2010 and 2009 (unaudited) in U.S. dollars:

	For the Years Ended December 31,		For the Nine Months Ended September 30,
	2009	2008	2010	2009
	(audited)	(audited)	(unaudited)	(unaudited)

Sales	$2,327,708	$1,835,428	$921,145	$1,906,588

Cost of sales	1,929,171	1,052,099	799,828	1,562,564

Gross profit	398,537	783,329	121,317	344,024

Operating expenses
Selling expenses	128,060	107,758	8,007	59,265
General and administrative expenses	611,588	1,154,028	391,546	453,699
Total operating expenses	739,648	1,261,786	399,553	512,964

Loss from operations	(341,111)	(478,457)	(278,236)	(168,940)

Other income (expenses)
Interest income, net	1,042	1,408	6,730	820
Non-operating income (expenses), net	208,129	(191,780)	(1,455)	208,350
Government subsidy	19,297	86,244	-	19,295
Total other income (expenses)	228,468	(104,128)	5,275	228,465

Loss before provision (benefit) for income taxes	(112,643)	(582,585)	(272,961)	59,525

Provision (benefit) for income taxes
Current year	(23,989)	(109,919)	-	30,606
Deferred	-	-	(11,706)	-
Total	(23,989)	(109,919)	(11,706)	30,606

Net income (loss)	(88,654)	(472,666)	(261,255)	28,919

Other comprehensive income (loss)
Foreign currency translation adjustment	(3,986)	16,223	56,218	2,844

Comprehensive loss	$(92,640)	$(456,443)	$(205,037)	$31,763

Earnings (loss) per share
Basic and diluted	(0.00)	(0.02)	(0.01)	0.00

Weighted average number of shares outstanding
Basic and diluted	29,753,277	29,469,313	33,520,796	29,698,305

Sales

The company drives it revenue from sales and installment sales.  Installments are four payments at 25%, 30%, 30% and 15% of the selling price. No revenue is recognized at the time of sale, except to the extent of gross profit in a down payment.  The total sales were $ 921,145 for nine months ended September 30, 2010, an approximately 52% decrease as compared to $ 1,906,588 for nine months ended September 30, 2009, driven by the unit volume decrease of 30% and the decrease of installment sales recognized of 22%.  Due to the high competition in the industry, and our increased focus on the research and development aspects of triple-play services, our sales decreased in 2010.  Sales were $ 2,327,708 for year ended December 31, 2009, an approximately 27% increase as compared to $ 1,835,428 for year ended December 31, 2008. The increase was attributable to unit volume increase of 38%, the increase of installment sales recognized of 17%, and offset 28% by services provided in 2008, not in 2009.  We provided extensive maintenance, renovation and upgrade per customers’ needs in 2008.  Based on the characteristics of our products, we believe this kind of extensive maintenance, renovation and upgrade are required every three to five years, though we did not include these services in the contracts with customers.  We provided the extensive maintenance, renovation and upgrade in 2008, not in 2009.  Additionally, we provided marketing and installation services for our customers in 2008.  Marketing and installation services did not appeal to many customers, so we stopped providing those services in 2009.  No revenue generated from sales of cable operator devices from January 1, 2008 to September 30, 2010.

Gross Profit

Gross profit margin was 13% for nine months ended September 30, 2010, and 18% for nine months ended September 30, 2009.  Gross profit margin was 17% for year ended December 31, 2009, and 43% for year ended December 31, 2008.  The high gross profit margin in 2008 benefited from the services we provided in 2008.  Most of the components and parts for maintenance and renovation came from discarded products, which did not result in much increase in the cost of goods sold.  The software for upgrades was developed in prior years, and the development fees were expensed in prior years accordingly. Therefore, the gross profit margin in 2008 was higher than in other years.

Operating Expenses

Total operating expenses were $ 399,553 for nine months ended September 30, 2010, an approximately 22% decrease as compared to$ 512,964 for nine months ended September 30, 2009.  Total operating expenses were $ 739,648 for year ended December 31, 2009, an approximately 41% decrease as compared to $ 1,261,786 for year ended December 31, 2008.  We started to focus on the research and development of triple-play services in 2009.  During this transition stage, we reduced purchases, sales and expenses.  Almost every expense decreased.

Other Income (Expenses)

We recorded $ 5,275 and $228,465 of other income for nine months ended September 30, 2010 and 2009, respectively.  We recorded $ 228,468 of other income for year ended December 31, 2009.  The other income in 2009 included the proceeds from disposal of property and equipment at $ 215,234.  We recorded $ 104,128 of other expenses for year ended December 31, 2008.  The other expenses in 2008 included the loss of obsolete set-top boxes at $ 228,485.

Net Income (Loss)

We recorded $ 261,255 of net loss for nine months ended September 30, 2010 and $ 28,919 of net income for nine months ended September 30, 2009.  The decrease of net income primarily included a decrease in sales of $ 985,443, offset by the decrease in cost of sales of $ 762,736 and the decrease in operating expenses of $ 113,411, as well as income from disposal of fixed assets of $ 215,234 in 2009.  The net loss was $ 88,654 for year ended December 31, 2009, an approximately 81% decrease as compared to the net loss of $ 472,666 for year ended December 31, 2008. The decrease resulted primarily from an increase in sales of $ 492,280, offset by an increase of cost of sales of $ 877,072, a decrease in operating expense of $ 522,138, income from disposal of fixed assets of $ 215,234 in 2009 and the loss of obsolete set-top boxes of $ 228,485 in 2008.

Liquidity and Capital Resources

The company expects that cash flow from operations and existing capital will be sufficient to meet both operating expenses in the next 12 months and the costs arising for this filing.  The company’s cash and cash equivalents amounted to $ 4,958,092 and working capital amounted to $ 4,521,590 as of September 30, 2010.

Net cash used in operating activities was $ 425,930 for the nine months ended September 30, 2010, and was $ 278,145 for the nine months ended September 30, 2009.  Net cash used in operating activities was $ 653,925 for the year ended December 31, 2009, and net cash provided by operating activities was $ 14,259 for the year ended December 31, 2008.  The increase of net cash used in operating activities was mainly driven by the changes in accounts payable and accrued expenses level, installment receivable level, accounts receivable level and inventory level.  We started to focus on the research and development of triple-play services in 2009.  During this transition stage, we reduced purchases, sales and expenses.

The company’s investing activities include the purchases of property and equipment, due from directors and due from shareholders.  The net cash used in acquisition of property and equipment amounted to $ 33,707, and $ 959,868 in advance payments for building assets for the nine months ended September 30, 2010.  The net cash used in acquisition of property and equipment were $ 10,328 and $ 571,221 for the year ended December 31, 2009 and 2008, respectively.  Proceeds from the disposal of property and equipment were $ 215,234 in 2009.  The accounts of due from shareholders and due from directors are allowances held by shareholders and directors.  The funds are advanced to shareholders and directors for business use.  The funds will be debited to company expense accounts in accordance with the qualified invoices the shareholders or directors submit.  If shareholders or directors are unable to submit qualified invoices, the funds need to be returned back to the company by those shareholders or directors.

The company’s financing activities include proceeds from issuance of its common stock and monies due to related parties.  6,000,000 shares of common stock were issued for $6,000,000 cash in 2010, and 260,000 shares of common stock were issued for $ 142,914 cash in 2009.  The monies due to related parties were mainly the amounts the company owes to IDN Telecom, Inc. for the purchase of cable modems.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements for the years ended December 31, 2008 and 2009 and nine months ended September 30, 2010.

Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our Chief Executive Officer.  We have evaluated our approach for making operating decisions and assessing the performance of our business and have determined that we only have one segment, which is digital cable television network equipment and devices.

Critical Accounting Policies and Estimates

The notes to our consolidated financial statements include disclosure of our significant accounting policies and estimates.  In establishing these policies within the framework of accounting principles generally accepted in the United States, management must make certain assessments, estimates and choices that will result in the application of these principles in a manner that appropriately reflects our financial condition and results of operations. Critical accounting policies are those policies that we believe present the most complex or subjective measurements and have the most potential to affect our financial position and operating results.  While all decisions regarding accounting policies are important, there are certain accounting policies and estimates that we consider to be critical.  These critical policies, which are presented in detail in the notes to our consolidated financial statements, relate to revenue recognition, cash and cash equivalents, held for customers, fair value measurements valuation, and office, communication and computer equipment.

A summary of our significant accounting policies and estimates is contained in Note 2 of the notes to our financial statements beginning on page 49 of this prospectus.

Recent Accounting Pronouncements

The company has adopted all recently issued accounting pronouncements.  The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the company.

For a discussion of the impact of recent accounting pronouncements, see Note 2 to our financial statements beginning on page 49 of this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are a smaller reporting company and we are not required to provide information for this section.

LEGAL PROCEEDINGS

We are currently not a party to any legal lawsuit or proceedings.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants regarding our accounting, financial disclosures or any other matter.

DIRECTORS AND EXECUTIVE OFFICERS

Identification of directors and executive officers

The following table sets forth the names, ages and positions of our directors and executive officers:

Name	Age	Position
George Wu	55	Chairman of Board, Chief Executive Officer, Treasurer, Board Director
Lily Kuo	42	Board Director, Vice President, Secretary
Amy Mou	36	Board Director

George Wu

Mr. George Wu received his Bachelor’s degree from Beijing Institute of Technology in 1982.  He served as the Chairman/CEO of Blossom Company, a China-Japan joint venture company, from 1989 to 1993; Mr. Wu founded IDN Telecom, Inc. (“IDN”) in 1993 and has been the Chairman and CEO of IDN since that time.  In 2000, IDN and China Electronics Corp. (“CEC”), the largest Chinese telecommunication and electronics company, formed a joint venture named Beijing IDN Telecom, Co., Ltd.  Mr. Wu was the initial founder and executive director. Mr. Wu has assumed various leadership positions with multiple companies in a multi-national environment for a long time.  Mr. Wu has been in the position of Chairman of Vecast and its subsidiaries, and a member of its Board of Directors, from 2003 to present.

Lily Kuo

Ms. Lily Kuo received her Master’s degree in Broadcast and Electronic Communication Arts from San Francisco State University in 1995.  Ms. Kuo had worked at a Taiwan cable TV company as a program director and news anchor.  Ms. Kuo joined Vecast in 2004, where she has been in the position of Vice President, Secretary, and a member of its Board of Directors.  Ms. Kuo launched cable modem projects to CATV operators in China in early 2005.

Amy Mou

Ms. Amy Mou received her degree in Broadcast and Electronic Communication Arts from San Francisco State University in 1997.  With four years of academic training in the media industry, Ms. Mou worked her first job as a marketing specialist. For the past five years (and since 2002), she has worked as Network Engineer for the City of San Jose, California, providing enterprise level support for the entire City Hall with approx. 7,000 users and numerous WAN sites.  She has knowledge of network infrastructure, equipment and application with over 10 years of combined media and technical experience.  Ms. Mou became a director of Vecast in December 2009, maintaining her position with the City of San Jose.  Her experience in public relations and brand development will be of benefit to Vecast and its Board of Directors in the marketing of Vecast’s products.

Family Relationships

There are family relationships among the individuals comprising the Company’s board of directors.  George Wu and Lily Kuo are husband and wife.

EXECUTIVE AND DIRECTOR COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

We do not have any equity awards outstanding as of December 31, 2009 or as of September 30, 2010.

Stock Option and Awards Plan

We do not have any stock option and awards plan as of December 31, 2009 or as of September 30, 2010.

Director Compensation

 We do not pay directors compensation for their service as directors.

In 2009 and 2010, executives’ compensation only consisted of salary, shown as follows:

SUMMARY COMPENSATION TABLE
Name	Year	Salary	Bonus	Stock	Option	Non-Equity	Nonqualified	All Other	Total ($)
and	(b)	($)	($)	Awards	Awards	Incentive	Deferred	Compensation	(j)
principal		(c)	(d)	($)	($)	Plan	Compensation	($)
position				(e)	(f)	Compensation	Earnings	(i)
(a)						($)	($)
						(g)	(h)
George Wu	2010	$ 86,450	-	-	-	-	-	-	$ 86,450
	2009	30,353	-	-	-	-	-	-	30,353
Lily Kuo	2010	60,074	-	-	-	-	-	-	60,074
	2009	24,460	-	-	-	-	-	-	24,460

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our officers and directors, and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares.  The table also reflects what this ownership will be assuming completion of the sale of all or partial shares in this offering.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)	Percentage of Ownership Assuming 25% of the Offered Shares are Sold (2)	Percentage of Ownership Assuming 50% of the Offered Shares are Sold (3)	Percentage of Ownership Assuming 75% of the Offered Shares are Sold (4)	Percentage of Ownership Assuming 100% of the Offered Shares are Sold (5)

George Wu (6) 2669 Great Arbor Way, Union City, CA 94587	18,315,000	50.99%	50.64%	50.29%	49.95%	49.61%
Lily Kuo	0	0	0	0	0	0
Amy Mou	0	0	0	0	0	0
Jianhua Liu	0	0	0	0	0	0
All Officers,Directors and Key Employees as a Group	18,315,000	50.99%	50.64%	50.29%	49.95%	49.61%
5% or more stockholders
IDN Telecom Inc. (7) 2669 Great Arbor Way, Union City, CA 94587	18,315,000	50.99%	50.64%	50.29%	49.95%	49.61%
Alliance NGN Inc. (8) 12801 Schabarum Ave., Irwindale, CA 91706	7,700,000	21.44%	21.29%	21.14%	21.00%	20.86%
All 5% or more stockholders	26,015,000	72.43%	71.93%	71.43%	70.95%	70.47%

(1)	Calculated based on 35,916,400 shares of Common Stock issued and outstanding as of September 30, 2010.
(2)	Calculated based on 36,166,400 shares of Common Stock issued and outstanding assuming 250,000 shares of common stock are sold.
(3)	Calculated based on 36,416,400 shares of Common Stock issued and outstanding assuming 500,000 shares of common stock are sold.
(4)	Calculated based on 36,666,400 shares of Common Stock issued and outstanding assuming 750,000 shares of common stock are sold.
(5)	Calculated based on 36,916,400 shares of Common Stock issued and outstanding assuming1,000,000 shares of common stock are sold.
(6)	Mr. George Wu is a indirect beneficial owner of the Shares held by IDN Telecom, Inc.; he is the Chairman and CEO of IDN Telecom, Inc.
(7)	IDN Telecom, Inc.’s share structure is as follows:

Name	No. of Share	%
George Wu	1,760,000	35.53%
Eric Chen	640,000	12.92%
Susan Chen	320,000	6.46%
Goldvest Investments Ltd.	2,115,230	42.71%
Cirmaker Technology Co. Ltd.	77,770	1.57%
Finhorn Enterprises Ltd.	40,000	0.81%

IDN Shares Total	4,953,000	100.00%

(8)  The sole shareholder of Alliance NGN Inc., holding 100% of the outstanding shares, is Li Chen.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IDN Telecom, Inc. (“IDN Telecom”) was incorporated in California in 1993, specializing in the R & D of telecommunication technology.  It has participated in several projects of China Telecom, government information port and telecom equipment manufacturing enterprises. The company used to have high recognition in China, and has won support of several R & D and manufacturing enterprises. Vecast, upon its entrance into the Chinese cable digital TV market in 2004, needed basic products such as set-top boxes and CM.  But our subsidiary could not complete R & D within a short time. To rapidly enter the market, we needed to adopt OEM method to purchase CM products.  At the same time, we had to invite CM professional technicians to complete CMTS technology transfer with several of our customers.  As OEM production and CMTS technology transfer with several customers are time and labor intensive, and also because our enterprise was just established, with no existing market recognition, no OEM manufacturer was willing to supply goods to us.

               Therefore, we ordered goods from IDN Telecom, which entered into a contract with the manufacturer, providing us with OEM production and completing technology transfer.  At the same time, we used IDN Telecom’s recognition in the Chinese telecom market to open the Chinese market preliminarily, in a short time.  By 2009, we had completed CM R & D and were able to design products of several specifications according to user requirements, including CM embedded modules.  Therefore, in 2009, we stopped ordering goods from IDN Telecom and prepared to have OEM production in Mainland China or build our own factory to produce our CM series of products.

On April 23, 2003, we entered a Stock Purchase Agreement with IDN Telecom and issued 25,000,000 shares of common stock to IDN Telecom for $ 10,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933.  IDN Telecom was our founding and majority shareholder, therefore, this transaction was a related transaction.

On January 20, 2004, we entered a Stock Purchase Agreement with IDN Telecom and issued 80,000 shares of common stock to IDN Telecom for a total price of $40,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.  IDN Telecom was our founding and majority shareholder, therefore, this transaction was a related transaction.

On December 1, 2008, we entered a Stock Purchase Agreement with IDN Telecom and issued 204,400 shares of Common Stock in exchange for equipment valued $511,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.  IDN Telecom was our founding and majority shareholder, therefore, this transaction was a related transaction.

As of September 30, 2010, December 31, 2009 and December 31, 2008, the company had outstanding payables to IDN Telecom, a related party, of $403,588, $371,102 and $101,477, respectively. These payables were the payments the company owes to IDN Telecom, for the purchase of cable modems.

Our purchases from IDN Telecom in the year ended December 31, 2008 were 10.71% of our total purchases for the year ended December 31, 2008, and our purchases from IDN Telecom in the year ended December 31, 2009 were 44.39% of our total purchases in the year ended December 31, 2009.

Review, Approval or Ratification of Transactions with Related Parties

We did not have any particular policies or procedures in place with respect to the review and approval or ratification of the related party transactions that have been described.  However, we believe that all transactions with related parties were on terms no less favorable than could have been obtained from third parties.

We had negotiated with several manufacturers about OEM production before ordering goods from IDN, including product specifications, varieties and OEM price. We had conducted in-depth research in CM production cost, inquired of suppliers about price of main parts such as master chip, peripheral chip, RF, PCB and power.  Also, we had learned from many parties about the selling price of main CM suppliers in the market.  On this basis, we put forward our acceptable price.  Also, our designated manufacturer was Taiwan ASUS (“ASUS”), which is one of the best CM manufacturers in the world, with world-recognized quality assurance.

              Upon consultation with ASUS, IDN Telecom accepted our ordering price and promised to reduce the price year by year.  At the same time, it supported our terms of payment, that is, payment after delivery, and supported the ordering requirement that we provide CM-supporting power and some parts ourselves.  Besides, we determined a price consultation mechanism with IDN Telecom, that is, when we discovered any manufacturer able to provide OEM production for CM at a lower price, or the market sales price was close to our purchase price (which would make our sales profit too low), IDN Telecom would cooperate with us to reduce the price.

Director Independence

Currently, we do not have any independent directors.  Since the Company’s Common Stock is not listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.

We do not currently have a standing audit, nominating or compensation committee and are not required to have such committees under the NASDAQ Marketplace Rules, and as a controlled company we are not required to have a board comprised of a majority of independent directors, a nominating committee or a compensation committee.  However, in the future, we do intend to comply with the independent director and committee composition requirements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

STOCK TRANSFER AGENT

Our transfer agent is Securities Transfer Corporation, Frisco, Texas.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Bernard & Yam, LLP, New York, New York.

EXPERTS

Our financial statements as of and for the years ended December 31, 2008 and 2009 included in this prospectus and in the registration statement have been audited by Patrizio & Zhao, LLC,  Parsippany, New Jersey, an independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement.  For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site at http://www.sec.gov. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; as prepared by an Independent Certified Public Accountant.

VECAST INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Table of Contents

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
Consolidated Statements of Operations and Comprehensive Loss
Consolidated Statements of Shareholders’ Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Vecast Inc.

We have audited the accompanying consolidated balance sheets of Vecast Inc. (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vecast Inc. as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Patrizio & Zhao, LLC

Parsippany, New Jersey

September 16, 2010

Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$229,898	$176,946
Restricted cash	3,714	780
Accounts receivable, net of allowance for doubtful accounts of $8,367	539,872	376,830
and $1,194 at December 31, 2009 and 2008, respectively
Installment receivables, net of deferred gross profit of $197,934	1,522,839	1,664,434
and $186,848 at December 31, 2009 and 2008, respectively
Inventory	304,591	277,203
Advance payments	73,350	-
Other receivables	51,259	51,910
Due from directors	51,641	91,288
Due from shareholders	185,294	70,718
Deferred taxes asset	221,032	197,028
Total current assets	3,183,490	2,907,137

Property, plant and equipment, net	538,084	728,103

Installment receivables, net of deferred gross profit of $103,311
and $273,052 at December 31, 2009 and 2008, respectively	999,434	2,102,626

Total assets	$4,721,008	$5,737,866

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,893,167	$4,179,799
Due to related party	371,102	101,477
Taxes payable	204,300	229,630
Other current liabilities	21,008	45,803
Total current liabilities	3,489,577	4,556,709

Total liabilities	3,489,577	4,556,709

Shareholders’ equity:
Preferred stock, $0.0001 par value, 2,400,000 shares authorized,	-	-
no shares issued or outstanding at December 31, 2009 and 2008
Common stock, $0.0001 par value, 100,000,000 shares authorized,	2,992	2,966
29,916,400 and 29,656,400 shares issued and outstanding at
December 31, 2009 and 2008, respectively
Additional paid-in capital	2,967,814	2,824,926
Statutory reserve	40,497	40,497
Accumulated deficit	(1,904,489)	(1,815,835)
Accumulated other comprehensive income	124,617	128,603
Total shareholders’ equity	1,231,431	1,181,157

Total liabilities and shareholders' equity	$4,721,008	$5,737,866

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Operations and Comprehensive Loss

	For the Years Ended December 31,
	2009	2008

Sales	$2,327,708	$1,835,428

Cost of sales	1,929,171	1,052,099

Gross profit	398,537	783,329

Operating expenses
Selling expenses	128,060	107,758
General and administrative expenses	611,588	1,154,028
Total operating expenses	739,648	1,261,786

Loss from operations	(341,111)	(478,457)

Other income (expenses)
Interest income, net	1,042	1,408
Non-operating income (expenses), net	208,129	(191,780)
Government subsidy	19,297	86,244
Total other income (expenses)	228,468	(104,128)

Loss before provision (benefit) for income taxes	(112,643)	(582,585)

Provision (benefit) for income taxes
Current year	(23,989)	(109,919)
Deferred	-	-
Total	(23,989)	(109,919)

Net loss	(88,654)	(472,666)

Other comprehensive income (loss)
Foreign currency translation adjustment	(3,986)	16,223

Comprehensive loss	$(92,640)	$(456,443)

Loss per share
Basic and diluted	$(0.00)	$(0.02)

Weighted average number of shares outstanding
Basic and diluted	29,753,277	29,469,313

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Shareholders’ Equity

								Accumulated
					Additional			other	Total
	Preferred Stock		Common Stock		Paid-in	Statutory	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Reserve	Deficit	Income	Equity

Balance at December 31, 2007	-	$-	29,452,000	$2,945	$2,313,947	$40,497	$(1,343,169)	$112,380	$1,126,600

Issuance of common shares	-	-	204,400	21	510,979	-	-	-	511,000

Net loss	-	-	-	-	-	-	(472,666)	-	(472,666)

Other comprehensive income	-	-	-	-	-	-	-	16,223	16,223

Balance at December 31, 2008	$-	$-	29,656,400	$2,966	$2,824,926	$40,497	$(1,815,835)	$128,603	$1,181,157

Issuance of common shares	-	-	260,000	26	142,888	-	-	-	142,914

Net loss	-	-	-	-	-	-	(88,654)	-	(88,654)

Other comprehensive income	-	-	-	-	-	-	-	(3,986)	(3,986)

Balance at December 31, 2009	$-	$-	29,916,400	$2,992	$2,967,814	$40,497	$(1,904,489)	$124,617	$1,231,431

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(88,654)	$(472,666)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation	51,075	159,991
Provision for bad debt	7,169	1,174
Deferred gross profit	(158,557)	396,340
Loss (gain) on disposal of property and equipment	(215,234)	6,328
Changes in current assets and current liabilities:
Accounts receivable	(187,105)	1,680,187
Installment accounts receivable	1,402,580	(3,854,831)
Trade Notes receivable	-	37,738
Inventory	(27,371)	478,806
Advance payments	(78,567)	1,056
Other receivables	644	(20,998)
Deferred tax assets	(23,989)	(109,919)
Accounts payable and accrued expenses	(1,285,818)	1,710,093
Taxes payable	(25,315)	21,977
Other current liabilities	(24,783)	(21,017)
Total adjustments	(565,271)	486,925

Net cash provided by (used in) operating activities	(653,925)	14,259

Cash flows from investing activities:
Acquisition of property and equipment	(10,328)	(60,221)
Proceeds from disposal of property and equipment	215,234	-
Intangible assets	-	9,370
Due from director	39,623	77,379
Due from shareholder	(114,505)	(69,489)

Net cash provided by (used in) investing activities	130,024	(42,961)

Cash flows from financing activities:
Additional paid-in capital	142,914	-
Due to related party	290,698	(82,741)

Net cash provided by financing activities	433,612	(82,741)

Effect of foreign currency translation on cash	146,175	3,045

Net increase (decrease) in cash and cash equivalents
and restricted cash	55,886	(108,398)

Cash and cash equivalents and restricted cash at beginning of year	177,726	286,124

Cash and cash equivalents and restricted cash at end of year	$233,612	$177,726

Supplemental schedule of noncash activities
Fixed assets received in exchange for ownership	$-	$511,000

The accompanying notes are an integral part of these financial statements.

Notes To Consolidated Financial Statements
December 31, 2009 and 2008

Note 1 – Organization and Nature of Business

Vecast Inc. (the “Company”) was incorporated in the State of Delaware on April 11, 2003.  On September 22, 2004, the Company acquired a wholly-owned trading subsidiary, Vecast China Co., Ltd. (“Vecast China”), which was established under the corporate laws of the People’s Republic of China (“PRC”).  On November 1, 2004, the Company invested $100,000 to establish another wholly-owned trading subsidiary, Vecast Software Co., Ltd. (“Vecast Software”), under the corporate laws of PRC. The business of the Company is conducted through the operations at Vecast China and Vecast Software. The Company’s primary business involves developing cable television network technologies and software, designing and marketing cable television network equipment and devices, and installing and leasing Cable Modem Termination Systems (“CMTS”), Cable Modems (“CM”) and Wi-Fi devices for cable television operators.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Stated of America (“US GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, after elimination of all material intercompany accounts, transactions, and profits.

Use of Estimates

The preparation of consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" codified in FASB ASC Topic 230, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Restricted cash is excluded from cash and cash equivalents.

Restricted Cash

Restricted cash represents time deposits pledged against short-term bank facilities. Restricted cash is classified as current assets as the maturity of the short-term bank facilities is within one year.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded net of allowance for doubtful accounts. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. The Company reserves 3% of accounts receivable balances that have been outstanding for more than six months but less than one year, 10% of accounts receivable balances that have been outstanding for more than one year but less than two years, 50% of accounts receivable balances that have been outstanding for more than two years but less than three years, and 100% of accounts receivable balances that have been outstanding more than three years. The balance of allowance for doubtful accounts amounted to $8,367 and $1,194 as of December 31, 2009 and 2008, respectively.

Installment Receivables and Deferred Gross Profit

Installment accounts receivable are recorded net of deferred gross profit. Deferred gross profit is accounted for as a reduction of accounts receivable. The balance of deferred gross profit amounted to $301,245 and $459,900 as of December 31, 2009 and 2008, respectively.

Note 2 – Summary of Significant Accounting Policies (continued)

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the weighted-average cost method. Provisions are made for excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. Management continually evaluates the recoverability based on assumptions about customer demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results. The Company did not record any provision for excess, slow-moving and obsolete inventory as of December 31, 2009 and 2008.

Other receivables

Other receivables are recorded net of any impairment loss. Cash flows relating to short-term receivables are not discounted if the effect of discounting is immaterial. Such receivable become doubtful when there is objective evidence that we will not be able to collect all amounts due according to the original terms of the receivable. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default of delinquency in payments are considered indicators that the receivable is impaired. An impairment loss is recognized in the statements of operations and comprehensive loss. Debts which are known to be uncollectible are to be written off by reducing the carrying amount directly. As of December 31, 2009 and 2008, the Company had other receivables of $51,259 and $51,910, respectively.  These receivables include contract security deposits, and non-interest bearing good faith loans to employees or other entities.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of buildings, machinery and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows:

Vehicles	2 to 4 years
Furniture, machinery and equipment	5 to 15 years

Cost of repairs and maintenance is expensed as incurred. Gain or loss on disposal of property and equipment, if any, is recognized in the statements of operations.

Revenue Recognition

The Company derives its revenues primarily from sale of cable television network equipments and devices, and installing and leasing CMTS, CM and Wi-Fi devices for cable television operators. In accordance with the provisions of Staff Accounting Bulletin No. 104, codified in FASB ASC Topic 480, revenue should not be recognized until it is realized or realizable and earned.  Revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues. In this regard, the Company’s revenue is recognized when merchandise is received by customers or shipped by the Company pursuant to contractual terms of sales, title and risk of loss passes to the customers and the collectability is reasonably assured.

The Company also derives its revenues under the installment method for certain sales of its products, where payments from customers are made in periodic installments over an extended period of time. Under the installment method of accounting, gross profit is deferred and no revenue or gain is recognized at the time of sale, except to the extent of gross profit in a down payment. Gross profit is recognized only to the extent that cash has been collected. Each installment collected consists of recovery of cost and gross profit, calculated based on the pre-determined gross profit margin in the original sale.

Research and Development

Research and development costs are expensed as incurred. Research and development costs for the years ended December 31, 2009 and 2008 were insignificant.

Note 2 – Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized. The standard corporate income tax rate has decreased from 33% to 25% beginning on January 1, 2008, when the new Chinese tax law became effective. As of December 31, 2009 and 2008, no valuation allowance was deemed necessary.

Fair Value of Financial Instruments

The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable, and other financial instruments.  The carrying values of cash equivalents, accounts receivable, accounts payable, and the Company’s borrowings from related party approximate their fair value because of the short maturity of these instruments.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”) on January 1, 2008.  SFAS 157 has been codified as ASC 820-10, “Fair Value Measurements.”  ASC 820-10, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. ASC 820-10 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Foreign Currency Translation and Transactions

The Company uses the United States dollars (“US Dollar” or “US$” or “$”) for financial reporting purposes. The Company maintains the books and records in its functional currency, Chinese Renminbi (“RMB”), which is the primary currency of the economic environment in which its operations are conducted.  In general, the Company translates its assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period.  Adjustments resulting from the translation of the Company’s financial statements are recorded as accumulated other comprehensive income.

Note 2 – Summary of Significant Accounting Policies (continued)

Foreign Currency Translation and Transactions (continued)

The exchange rates used to translate amounts in RMB into U.S. Dollars for the purposes of preparing the consolidated financial statements were as follows:

	December 31, 2009	December 31, 2008
Balance sheet items, except for paid-in capital
and retained earnings, as of the years ended	US$1:RMB 6.8166	US$1:RMB 6.8542

Amounts included in the statements of
income, statements of stockholders’ equity
and statements of cash flows for the years
ended	US$1:RMB 6.8208	US$1:RMB 6.96225

Comprehensive Loss

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, codified in FASB ASC Topic 220, which establishes rules for the reporting and display of comprehensive income, its components and accumulated balances. SFAS No. 130 (ASC 220) defines comprehensive income to include all changes in equity, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on available-for-sale marketable securities, except those resulting from investments by owners and distributions to owners.

Recent Accounting Pronouncements

In January 2010, the FASB expanded the disclosure requirements for fair value measurements relating to the transfers in and out of Level 2 measurements and amended the disclosure for the Level 3 activity reconciliation to be presented on a gross basis. In addition, valuation techniques and inputs should be disclosed for both Levels 2 and 3 recurring and nonrecurring measurements. The new requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the Level 3 activity reconciliation which are effective for fiscal years beginning after December 15, 2010. The Company adopted the new disclosure requirements on January 1, 2010 except for the disclosure related to the Level 3 reconciliation, which will be adopted on January 1, 2011. The adoption will not have an impact on its consolidated financial condition, results of operations or cash flows.

In October 2009, the FASB issued an amendment to the accounting and disclosure for revenue recognition. The amendment modifies the criteria for recognizing revenue in multiple element arrangements. Under the guidance, in the absence of vendor-specific objective evidence (“VSOE”) or other third party evidence (“TPE”) of the selling price for the deliverables in a multiple-element arrangement, this amendment requires companies to use an estimated selling price (“ESP”) for the individual deliverables. Companies shall apply the relative-selling price model for allocating an arrangement’s total consideration to its individual deliverables. Under this model, the ESP is used for both the delivered and undelivered elements that do not have VSOE or TPE of the selling price. The guidance is effective for the fiscal year beginning on or after June 15, 2010, and will be applied prospectively to revenue arrangements entered into or materially modified after the effective date. The Company intends to adopt the new guidance prospectively beginning January 1, 2011 and is currently evaluating the impact the adoption will have on its consolidated financial statements.

On July 1, 2009, the Financial Accounting Standards Board (“FASB”) officially launched the FASB Accounting Standards Codification (“ASC”), which has become the single official source of authoritative nongovernmental US GAAP, in addition to guidance issued by the Securities and Exchange Commission. The ASC is designed to simplify US GAAP into a single, topically ordered structure. All guidance contained in the ASC carries an equal level of authority. The ASC is effective for all interim and annual periods ending after September 15, 2009.

Note 2 – Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 (ASC 855-10-05) also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 (ASC 855-10-05) is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the year ended December 31, 2009. SFAS 165 (ASC 855-10-05) requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company has evaluated subsequent events through September 16, 2010.

Note 3– Installment Sales

The Company sells cable television network equipment to one major customer on an installment payment plan of four payments in three years. The Company uses the installment sales method of accounting, under which gross profit is recognized only to the extent that cash has been collected. For the years ended December 31, 2009 and 2008, the Company recognized $195,942 and $156,960 of gross profit from installment sales, respectively.

Note 4– Restricted Cash

As of December 31, 2009 and 2008, the Company had restricted cash of $3,714 and $780, respectively. These restricted cash balances are reserved as tender bonds to ensure the contractor that is the Company, to undertake the project as agreed. The cash deposit is subject to full or partial forfeiture if the Company fails to either execute the contract or provide the required services.

Note 5 – Installment Receivables

Installment receivables is non-interest bearing and has an initial term of three years. Details of installment receivables at December 31, 2009 and 2008 are as follows:

Due in:	2009	2008

2009	$-	$1,851,282
2010	1,720,773	1,590,530
2011	1,037,621	785,148
2012	65,124	-

Total	2,823,518	4,226,960
Less: gross profit on installment sales	(301,245)	(459,900)

Installment receivables, net	$2,522,273	$3,767,060

Current balance	$1,522,839	$1,664,434
Long-term balance	999,434	2,102,626

Installment receivables, net	$2,522,273	$3,767,060

Note 6 – Inventory

Inventory at December 31, 2009 and 2008 consists of the following:

	December 31, 2009	December 31, 2008

Raw materials	$3,237	$3,118
Finished goods	301,354	274,085

Total	$304,591	$277,203

Note 7 – Advance Payments

The Company made advances to one of its vendors for set-top-box processing charges. The balance of advance payments amounted to $73,550 and $0 as of December 31, 2009 and 2008, respectively.

Note 8 – Due from Shareholders

As of December 31, 2009 and 2008, the Company had outstanding loans to shareholders of $185,294 and $70,718, respectively. These loans represent non-interest bearing good faith loans and are payable on demand.

Note 9 – Deferred Taxes Asset

The Company’s deferred taxes asset consist of the following:

	December 31, 2009	December 31, 2008

Net operating loss carryforwards	$221,032	$197,028

At December 31, 2009, the Company has available unused net operating loss carryforwards that may be applied against future taxable income and expire as follows:

Net operating loss
Year of Expiration	carryforwards
2012	$80,053
2013	116,975
2014	24,004

Total	$221,032

Note 10 – Property and Equipment

Property and equipment at December 31, 2009 and 2008 consists of the following:

	December 31, 2009	December 31, 2008

Vehicles	$7,614	$-
Machinery and equipment	511,000	511,000
Furniture and office equipment	60,947	615,129
Subtotal	579,561	1,126,129

Less: accumulated depreciation	41,477	398,026

Total	$538,084	$728,103

Depreciation expense for the fiscal years ended December 31, 2009 and 2008 was $51,075 and $159,991, respectively.

Note 11 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31, 2009 and 2008 consist of the following:

	December 31, 2009	December 31, 2008

Accounts payable	$2,813,167	$4,139,799
Accrued expenses	80,000	40,000

Total	$2,893,167	$4,179,799

The carrying value of accounts payable and accrued expenses approximates fair value due to the short-term nature of these obligations.

Note 12 – Due to Related Party

As of December 31, 2009 and 2008, the Company had outstanding payables to a related party, IDN Telecom, Inc. (“IDN Telecom”) of $371,102 and $101,477, respectively. These payables were the payments the Company owes to IDN Telecom for the purchase of cable modems.

Note 13 – Taxes Payable

Taxes payable at December 31, 2009 and 2008 consist of the following:

	December 31, 2009	December 31, 2008

VAT taxes payable	$202,114	$227,251
Other taxes payable	2,186	2,379

Total	$204,300	$229,630

Note 14 – Stockholder Authorization and Issuance

According to Article III of Vecast Inc. Certificate of Amendment of Certificate of Incorporation filed on May 6, 2003, the Company is authorized to issue two classes of shares to be designated respectively preferred stock and common stock. The total number of shares of capital stock that the Company is authorized to issue is 102,400,000. The total number of shares of preferred stock the Company is authorized to issue is 2,400,000 with a par value of $0.0001 per share. The total number of shares of common stock the Company is authorized to issue is 100,000,000 with a par value of $0.0001 per share. 29,452,000 shares were issued in 2003, which included 840,000 shares of preferred stock and 28,612,000 shares of common stock.  In December 2008, IDN Telecom transferred an asset with a fair value of $511,000 to the Company in exchange of 204,400 shares of common stock.  In August 2009, the Company issued 260,000 shares of common stock to multiple individual investors with total proceeds of $142,914.

Note 15 – Earnings (Loss) Per Share

The Company presents earnings (loss) per share on a basic and diluted basis. Basic earnings (loss) per share have been computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share have been computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding including the dilutive effect of equity securities.

	For the Years Ended December 31,
	2009	2008

Net loss	$(88,654)	$(472,666)

Weighted average common shares
(denominator for basic income per share)	29,753,277	29,469,313

Effect of diluted securities:	-	-

Weighted average common shares
(denominator for diluted income per share)	29,753,277	29,469,313

Basic loss per share	$(0.00)	$(0.02)
Diluted loss per share	$(0.00)	$(0.02)

Note 16 – Income Taxes

The Company is incorporated in the State of Delaware in the United States and conducts all of its business through its Chinese subsidiaries and its affiliated Chinese operating companies. All business is conducted in PRC. As the Delaware holding company has not recorded any income for the year ended December 31, 2009 and 2008, there was no provision or benefit for the United States income tax purpose.

The Company’s Chinese subsidiaries based in China are governed by the Income Tax Law of the PRC concerning the privately-run enterprises, which are generally subject to tax at a new statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory statements after appropriate tax adjustments.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the PRC (the New CIT Law), which is effective from January 1, 2008. Under the new law, the corporate income tax rate applicable to all companies, both domestic and foreign-invested companies, is 25%, replacing the previous applicable tax rate of 33%. For the years ended December 31, 2009 and 2008, the Company incurred operating losses and as a result earned tax credits of $23,989 and $109,919, respectively.

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a FIE prior to January 1, 2008 to foreign investor(s) in 2008 or after will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT. Since the Company intends to reinvest its earnings to further expand its businesses in mainland China, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future.

The operating subsidiary Vecast Software is a wholly foreign-owned enterprise incorporated in the PRC and subject to PRC Foreign Enterprise Income Tax (“FEIT”) Law. According to Article 8, any enterprise with foreign investment of a production nature scheduled to operate for a period of not less than ten years shall, from the year beginning to make profit, be exempted from income tax in the first and second years and allowed a fifty percent reduction in the third to fifth years. On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 21 (“Circular 21”). According to Article 21, since January 1, 2009, Vecast Software has commenced the 3-year period of tax holidays by a 50% reduction of FEIT with an effective tax rate of 5%, 5.5% and 6%, respectively.

The company’s provision for income taxes consists of:

	For the Years Ended December 31,
	2009	2008

Current	$-	$-
Deferred	(23,989)	(109,919)
Total provision for income taxes	$(23,989)	$(109,919)

A reconciliation of the provision for income taxes with amounts determined by applying the statutory income tax rate to income before income taxes is as follows:

	For the Years Ended December 31,
	2009	2008
Computed tax @ statutory rate of 25%
($(75,479)*25% and $(582,585)*25% for December 31, 2009
and 2008, respectively)	$(18,870)	$(145,646)

Computed tax @ statutory rate of 5%
($(37,164)*5% and $0*5% for December 31, 2009
and 2008, respectively)	(1,858)	-

Loss carryforward	(32,468)	-
Tax catch up for US holding company	-	-
State minimum tax for US holding company	-	-
Current year losses for US holding company	29,207	35,727

Total benefit for income taxes	$(23,989)	$(109,919)

Note 17 – Risk of Concentrations and Credit Risk

In the years ended December 31, 2009 and 2008, three vendors accounted for approximately 71% and 77% of the Company’s purchases, respectively. Total purchases from these vendors were $5,669,449 and $29,132,342 for the years ended December 31, 2009 and 2008, respectively.

In the years ended December 31, 2009 and 2008, five customers accounted for approximately 51% and 75% of the Company’s revenue, respectively. Total sales to these customers were $3,903,969 and $23,542,110, for the years ended December 31, 2009 and 2008, respectively.

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that the financial institutions that hold the Company’s cash and cash equivalents are financially sound and minimal credit risk exists with respect to these investments.

Note 18 – Risk Factors

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 19 – Subsequent Events

None.

VECAST INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010 AND 2009

Table of Contents

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
Consolidated Statements of Operations and Comprehensive Loss
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Vecast Inc.

We have reviewed the accompanying consolidated balance sheet of Vecast Inc. (the “Company”) as of September 30, 2010, and the related consolidated statements of operations and comprehensive income (loss) for the three months and nine months ended September 30, 2010 and 2009, and cash flows for the nine months ended September 30, 2010 and 2009. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Vecast Inc. as of December 31, 2009, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated September 16, 2010, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2009, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Patrizio & Zhao, LLC

Parsippany, New Jersey

December 10, 2010

Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$4,958,092	$229,898
Restricted cash	2,293	3,714
Accounts receivable, net of allowance for doubtful accounts of $8,539	330,108	539,872
and $8,367 at September 30, 2010 and December 31, 2009, respectively
Installment receivables, net	265,110	1,522,839
Inventory	597,191	304,591
Advance payments	1,090,179	73,350
Other receivables	217,604	51,259
Due from directors	54,174	51,641
Due from shareholders	90,343	185,294
Deferred tax asset	242,024	221,032
Total current assets	7,847,118	3,183,490

Property and equipment, net	556,932	538,084

Long- term installment receivables, net	1,947,872	999,434

Total assets	$10,351,922	$4,721,008

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,738,332	$2,893,167
Due to related party	403,588	371,102
Taxes payable	98,609	204,300
Other current liabilities	84,999	21,008
Total current liabilities	3,325,528	3,489,577

Total liabilities	3,325,528	3,489,577

Shareholders’ equity:
Preferred stock, $0.0001 par value, 2,400,000 shares authorized,	-	-
no shares issued or outstanding at June 30, 2010 and
December 31, 2009, respectively
Common stock, $0.0001 par value, 100,000,000 shares authorized,	3,592	2,992
35,916,400 and 29,916,400 shares issued and outstanding at
September 30, 2010 and December 31, 2009
Additional paid-in capital	8,967,214	2,967,814
Statutory reserve	40,497	40,497
Accumulated deficit	(2,165,744)	(1,904,489)
Accumulated other comprehensive income	180,835	124,617
Total shareholders’ equity	7,026,394	1,231,431

Total liabilities and shareholders' equity	$10,351,922	$4,721,008

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

Sales	$81,404	$571,149	$921,145	$1,906,588

Cost of sales	77,211	479,009	799,828	1,562,564

Gross profit	4,193	92,140	121,317	344,024

Operating expenses
Selling expenses	2,027	5,829	8,007	59,265
General and administrative expenses	165,896	192,481	391,546	453,699
Total operating expenses	167,923	198,310	399,553	512,964

Loss from operations	(163,730)	(106,170)	(278,236)	(168,940)

Other income (expenses)
Interest income, net	2,776	518	6,730	820
Non-operating income (expenses), net	(327)	208,962	(1,455)	208,350
Government subsidy	-	-	-	19,295
Total other income	2,449	209,480	5,275	228,465

Income (loss) before provision (benefit) for	(161,281)	103,310	(272,961)	59,525
income taxes

Provision (benefit) for income taxes
Deferred tax benefit	(11,873)	-	(11,706)	-
Current tax provision	-	34,038	-	30,606
Total	(11,873)	34,038	(11,706)	30,606

Net income (loss)	(149,408)	69,272	(261,255)	28,919

Other comprehensive income
Foreign currency translation adjustment	49,308	127	56,218	2,844

Comprehensive income (loss)	$(100,100)	$69,399	$(205,037)	$31,763

Earnings (loss) per share
Basic and diluted	$(0.00)	$0.00	$(0.01)	$0.00

Weighted average number of shares
outstanding
Basic and diluted	35,916,400	29,780,748	33,520,796	29,698,305

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$(261,255)	$28,919
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation	15,597	47,960
Provision for bad debt	12,533	5,376
Deferred gross profit	(16,529)	(133,121)
Loss on disposal of property and equipment	-	149,041
Changes in current assets and current liabilities:
Restricted cash	1,471	(4,398)
Accounts receivable	216,970	(283,714)
Installment receivables	358,599	1,168,380
Inventory	(281,398)	105,897
Advance payments	(37,696)	(31,392)
Other receivables	(164,642)	(150,821)
Deferred tax asset	(16,186)	30,606
Accounts payable and accrued expenses	(208,065)	(1,193,605)
Taxes payable	(102,792)	24,315
Other current liabilities	57,463	(41,588)
Total adjustments	(164,675)	(307,064)

Net cash used in operating activities	(425,930)	(278,145)

Cash flows from investing activities:
Advance payments for purchase of building and equipment	(959,868)	-
Acquisition of property and equipment	(33,707)	(8,340)
Due from directors	(1,451)	75,845
Due from shareholders	97,026	(110,522)

Net cash used in investing activities	(898,000)	(43,017)

Cash flows from financing activities:
Due to related party	17,937	174,245
Proceeds from issuance of common stocks	6,000,000	142,914

Net cash provided by financing activities	6,017,937	317,159

Effect of foreign currency translation on cash	34,187	9,135

Net increase in cash and cash equivalents	4,728,194	5,132

Cash and cash equivalents - beginning	229,898	176,946

Cash and cash equivalents - ending	$4,958,092	$182,078

The accompanying notes are an integral part of these financial statements.

Notes To Consolidated Financial Statements (Unaudited)

Note 1 – Organization and Nature of Business

Vecast Inc. (“the Company”) was incorporated in the State of Delaware on April 11, 2003. On September 22, 2004, the Company acquired a wholly-owned trading subsidiary, Vecast China Co., Ltd. (“Vecast China”), which was established under the corporate laws of the People’s Republic of China (“PRC”).  On November 1, 2004, the Company invested $100,000 to establish another wholly-owned trading subsidiary, Vecast Software Co., Ltd. (Vecast Software”), under the corporate laws of PRC. The business of the Company is conducted through the operations at Vecast China and Vecast Software. The Company’s primary business involves developing cable television network technologies and software, designing and marketing cable television network equipment and devices, and installing and leasing Cable Modem Termination Systems (“CMTS”), Cable Modems (“CM”) and Wi-Fi devices for cable television operators.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements include the accounts of its controlled subsidiaries. All intercompany balances and transactions are eliminated in consolidation. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applicable to interim financial information and the requirements of Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

In preparing the accompanying unaudited consolidated financial statements, we evaluated the period from September 30, 2010 through the date the financial statements were issued, for material subsequent events requiring recognition or disclosure. No such events were identified for this period.

Interim Financial Statements

These interim financial statements should be read in conjunction with the audited consolidated financial statements for the years ended December 31, 2009 and 2008, as not all disclosures required by generally accepted accounting principles for annual financial statements are presented. The interim consolidated financial statements follow the same accounting policies and methods of computations as the audited consolidated financial statements for the years ended December 31, 2009 and 2008.

Interim Financial Statements

Certain amounts as of September 30, 2009 were reclassified for presentation purposes.

Note 3– Installment Sales

The Company sells cable television network equipment to one major customer on an installment payment plan of four payments in three years. The Company uses the installment sales method of accounting, under which gross profit is recognized only to the extent that cash has been collected. For three months ended September 30, 2010 and 2009, the Company recognized $6,817 and $32,977 of gross profit from installment sales, respectively. For nine months ended September 30, 2010 and 2009, the Company recognized $93,271 and $199,602 of gross profit from installment sales, respectively.

Note 4– Restricted Cash

As of September 30, 2010 and December 31, 2009, the Company had restricted cash of and $2,293 and $3,714, respectively. These restricted cash balances are reserved as tender bonds to ensure that the Company undertakes the project as agreed. The cash deposit is subject to full or partial forfeiture if the Company fails to either execute the contract or provide the required services.

Note 5 – Installment Receivables

Installment receivables are non-interest bearing and have an initial term of three years. Details of installment receivables as of September 30, 2010 and December 31, 2009 are as follows:

Due in:	September 30, 2010	December 31, 2009

2010	$316,020	$1,720,773
2011	1,961,982	1,037,621
2012	158,880	65,124
2013	79,440	-

Total	2,516,322	2,823,518
Less: gross profit on installment sales	(290,585)	(301,245)
Less: allowance for doubtful accounts	(12,755)	-

Installment receivables, net	$2,212,982	$2,522,273

Current balance	$265,110	$1,522,839
Long-term balance	1,947,872	999,434

Installment receivables, net	$2,212,982	$2,522,273

Note 6 – Inventory

Inventory as of September 30, 2010 and December 31, 2009 consists of the following:

	September 30, 2010	December 31, 2009

Parts and supplies	$1,083	$3,237
Finished goods	596,108	301,354

Total	$597,191	$304,591

Note 7 – Advance Payments

Advance payments as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Set-top-box processing charges	$113,346	$73,350
Building	885,833	-
Equipment	91,000	-

Total	$1,090,179	$73,350

Note 8 – Due from Shareholders

As of September 30, 2010 and December 31, 2009, the Company had outstanding loans to shareholders of $90,343 and $185,294, respectively. These loans represent non-interest bearing good faith loans and are payable on demand.

Note 9 – Deferred Tax Asset

The component of the Company’s deferred tax asset consists of the following:

	September 30, 2010	December 31, 2009

Net operating loss carryforwards	$242,024	$221,032

Note 9 – Deferred Tax Asset (continued)

As of September 30, 2010, the Company had available unused net operating loss carryforwards that may be applied against future taxable income and expire as follows:

Net operating loss
Year of Expiration	carryforwards
2012	$534,754
2013	781,393
2014	300,573

Total	$1,616,720

Note 10 – Property and Equipment

Property and equipment as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Vehicles	$7,770	$7,614
Machinery and equipment	511,000	511,000
Furniture and office equipment	96,256	60,947
Subtotal	615,026	579,561

Less: accumulated depreciation	58,094	41,477

Total	$556,932	$538,084

Depreciation expense for the three months ended September 30, 2010 and 2009 was $6,143 and $7,925, respectively. Depreciation expense for the nine months ended September 30, 2010 and 2009 was $15,597 and $47,960, respectively.

Note 11 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Accounts payable	$2,720,332	$2,813,167
Accrued expenses	18,000	80,000

Total	$2,738,332	$2,893,167

The carrying value of accounts payable and accrued expenses approximates fair value due to the short-term nature of these obligations.

Note 12 – Due to Related Party

As of September 30, 2010 and December 31, 2009, the Company had outstanding payables to a related party, IDN Telecom, Inc. (“IDN Telecom”) of $403,588 and $371,102, respectively. These payables were the payments the Company owes to IDN Telecom for the purchase of cable modems.

Note 13 – Taxes Payable

Taxes payable as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

VAT taxes payable	$87,509	$202,114
Other taxes payable	11,100	2,186

Total	$98,609	$204,300

Note 14 – Stockholder Authorization and Issuance

According to Article III of Vecast Inc. Certificate of Amendment of Certificate of Incorporation filed on May 6, 2003, the Company is authorized to issue two classes of shares to be designated respectively preferred stock and common stock. The total number of shares of capital stock that the Company is authorized to issue is 102,400,000. The total number of shares of preferred stock the Company is authorized to issue is 2,400,000 with a par value of $0.0001 per share. The total number of shares of common stock the Company is authorized to issue is 100,000,000 with a par value of $0.0001 per share. On April 20, 2010, the Company entered into a Common Stock Purchase Agreement with Alliance NGN Inc., a Delaware corporation, and issued 6,000,000 shares of common stock for $1.00 per share. The proceeds from the transaction were $6,000,000. As of September 30, 2010, 35,916,400 shares of common stock were issued and outstanding.

Note 15 – Earnings (Loss) Per Share

The Company presents earnings (loss) per share on a basic and diluted basis. Basic earnings (loss) per share have been computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share have been computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding including the dilutive effect of equity securities.

	For the Three Months Ended September 30,
	2010	2009

Net income (loss)	$(149,408)	$69,272

Weighted average common shares
(denominator for basic income per share)	35,916,400	29,780,748

Effect of diluted securities:	-	-

Weighted average common shares
(denominator for diluted income per share)	35,916,400	29,780,748

Basic earnings (loss) per share	$(0.00)	$0.00
Diluted earnings (loss) per share	$(0.00)	$0.00

Note 15 – Earnings (Loss) Per Share (continued)

	For the Nine Months Ended September 30,
	2010	2009

Net income (loss)	$(261,255)	$28,919

Weighted average common shares
(denominator for basic income per share)	33,520,796	29,698,305

Effect of diluted securities:	-	-

Weighted average common shares
(denominator for diluted income per share)	33,520,796	29,698,305

Basic earnings (loss) per share	$(0.01)	$0.00
Diluted earnings (loss) per share	$(0.01)	$0.00

Note 16 – Income Taxes

The Company is incorporated in the State of Delaware in the United States and conducts all of its business through its Chinese subsidiary and its affiliated Chinese operating companies. All business is conducted in PRC. As the Delaware holding company has not recorded any income for the year ended December 31, 2009 and 2008, there was no provision or benefit for the United States income tax purpose.

The Company’s Chinese subsidiaries based in China are governed by the Income Tax Law of the PRC concerning the privately-run enterprises, which are generally subject to tax at a new statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory statements after appropriate tax adjustments.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the PRC (the New CIT Law), which is effective from January 1, 2008. Under the new law, the corporate income tax rate applicable to all Companies, both domestic and foreign-invested companies, is 25%, replacing the previous applicable tax rate of 33%. For the nine months ended September 30, 2010 and 2009, the income tax benefit received and income tax expense incurred was $4,148 and $31,215, respectively.

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a FIE prior to January 1, 2008 to foreign investor(s) in 2008 or after will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT. Since the Company intends to reinvest its earnings to further expand its businesses in mainland China, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future.

Note 17 – Risk of Concentrations and Credit Risk

For the nine months ended September 30, 2010 and 2009, one vendor accounted for approximately 83.03% and 57.34% of the Company’s purchases, respectively. Total purchases from these vendors were $669,653 and $364,353 for the nine months ended September 30, 2010 and 2009, respectively.

For the nine months ended September 30, 2010 and 2009, Baoding Cable TV Network Company (“Baoding Cable”) accounted for approximately 83.14% and 69.26% of the Company’s revenue, respectively. Total sales to Baoding Cable were $779,365 and $1,321,414, for the nine months ended September 30, 2010 and 2009, respectively.

Note 17 – Risk of Concentrations and Credit Risk (continued)

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that the financial institutions that hold the Company’s cash and cash equivalents are financially sound and minimal credit risk exists with respect to these investments.

Note 18 – Risk Factors

The Company's operations are carried out in the PRC.  Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

 The estimated costs of this offering are as follows (1):

Securities and Exchange Commission registration fee (2)	$471
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$116,000
Legal fees and expenses	$25,000
Total	$141,471

(1)All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

(2) The actual registration fee is $ 470.58.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware corporation laws.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

RECENT SALES OF UNREGISTERED SECURITIES

On April 23, 2003, we entered a Stock Purchase Agreement with IDN Telecom, Inc. (“IDN Telecom”) and issued 25,000,000 shares of common stock to IDN Telecom for $ 10,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On April 30, 2003, we entered a Stock Purchase Agreement with China Century Financial Corp. and Ling Ming and issued 1,112,000 shares of common stock to China Century Financial Corp. and 800,000 shares of common stock to Ling Ming for a price of $ 0.50 per share, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On September 12, 2003, we entered a Series A Preferred Stock Purchase Agreement with Cirmaker Industry Co., Ltd., a Taiwan company (“Cirmaker”), and issued 840,000 shares of Series A Preferred Stock to Cirmaker for a price of $ 0.50 per share, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.  On July 2, 2007, Cirmaker converted the said 840,000 shares of Preferred Stock into 840,000 shares of common stock.

On January 20, 2004, we entered a Stock Purchase Agreement with IDN Telecom and issued 80,000 shares of common stock to IDN Telecom for a total price of $40,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On September 15, 2005, we entered a Common Stock Purchase Agreement with SHIN-YI Securities Consultant Co., Ltd., a Taiwan company (“SHIN-YI”), and issued 1,620,000 shares of Common Stock to SHIN-YI for a price of $0.55 per share, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On December 1, 2008, we entered a Stock Purchase Agreement with IDN Telecom and issued 204,400 shares of common stock in exchange of equipment investment valued $511,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On August 18, 2009, we entered Stock Purchase Agreements with a group of individual purchasers from Taiwan and issued 260,000 shares of unregistered common stock to them for a price of $ 0.55 per share, pursuant to the exemption from registration provided under Rule 504 of Regulation D and Section 4(2) of the Securities Act of 1933.  Rule 504 of Regulation D provides an exemption from the registration requirements of the federal securities laws for some companies when they offer and sell up to $1,000,000 of their securities in any 12-month period.  A company can use this exemption so long as it is not a blank check company and does not have to file reports under the Securities Exchange Act of 1934.  Also, the exemption generally does not allow companies to solicit or advertise their securities to the public, and purchasers receive "restricted" securities, meaning that they may not sell the securities without registration or an applicable exemption.  When a company makes a private sale where there are no specific disclosure delivery requirements, a company should take care to provide sufficient information to investors to avoid violating the antifraud provisions of the securities laws.  When we sold the shares to those 20 individual purchasers in Taiwan on August 18, 2009, we were not a blank check company and were not required to file reports under the Securities Exchange Act of 1934.  We did not use general solicitation or advertising to market the securities, as the purchasers were all friends or family of George Wu, our CEO, and therefore had a preexisting personal relationship with him.  We sold the shares for a total price of $ 143,000, which did not exceed the $ 1,000,000 limit set by Rule 504.  We have provided sufficient information to those individual purchasers.  Given the above described facts, we believe that the private sale of shares on August 18, 2009 was exempted from registration pursuant to Rule 504 of Regulation D.

On April 20, 2010, we entered a Common Stock Purchase Agreement with Alliance NGN Inc., a Delaware corporation, and issued 6,000,000 shares of common stock for a price of $1.00 per share, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Document Description
5.1	Legal Opinion
23.1	Auditor Consent

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)		Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6.  For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China on the 21st day of July, 2011.

Vecast Inc.

By:	/s/ George Wu
George Wu
Chairman of Board, Chief Executive Officer, Board Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of July, 2011

Signature	Title
/s/ George Wu
George Wu	Chairman of Board, Chief Executive Officer, Board Director, Treasurer, Interim Chief Financial Officer
/s/ Lily Kuo
Lily Kuo	Board Director, Vice President, Secretary
/s/ Amy Mou
Amy Mou	Board Director